As filed with the Securities and Exchange Commission on Nov. 14, 2000

                        Commission File Number __________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        Under The Securities Act of 1933

                               DATAPOWER USA, Inc.

Colorado                            3950                        95-4686680
---------                          -------                      ----------
(State or other          (Primary Standard Industrial        (I.R.S. Employer
jurisdictions            Classification Code Number)      Identification number)
of incorporation
or organization

                         10900 NE 8th Street, Suite 900
                                Bellevue WA 98004
                            Telephone: (604)608-3251
        (Address and telephone number of registrant's principal executive offices and principal place of business.)

                               Michael A. Littman
                             10200 West 44th Avenue
                              Wheat Ridge CO 80033
                                 (303) 422-8127
           (Name, address and telephone number of agent for service.)
                                 with copies to:
                                Claudia J. Zaman
                                 Attorney At Law
                               21800 Oxnard Street
                        Woodland Hills, California 91367

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |_|

                         CALCULATION OF REGISTRATION FEE

Title of each                        Proposed         Proposed        Amount
class of             Amount to be    offering         aggregate    Registration
securities            registered       price        offering price     fee

Common stock           1,500,000       $5.00          7,500,000      $1980.00
                      ----------       -----         -----------     --------

There is no current market value for the common shares. The $5.00 value is based on the current book value of DATAPOWER USA, Inc.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 PRELIMINARY PROSPECTUS DATED NOVEMBER __, 2000
                              SUBJECT TO COMPLETION

Up to a maximum of 1,500,000 common shares being registered.

                               DATAPOWER USA, INC.

We shall receive $6,500,000 of the proceeds from the sale of the common shares after paying the selected broker dealer discounts and commissions of $975,000 and before expenses estimated at $25,000.

Our common stock does not trade. We have applied for the quotation of our common stock on the OTC Electronic Bulletin Board.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

We will develop and sell video telephony and communications related products either through DATAPOWER USA INC.'S efforts or through acquisitions of other companies and technologies.

This is our initial public offering, and no public market currently exists for our shares. The offering price may not reflect the market price of our shares after the offering.

Consider carefully the risk factors beginning on page 7 in the prospectus.

Neither the SEC nor any state securities commission has approved these certificates or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

           The date of the prospectus is November 14, 2000

                           REPORTS TO SECURITY HOLDERS

DATAPOWER USA, INC. shall become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith will file reports and other information with the Securities and Exchange Commission. DATAPOWER USA, Inc. has not yet filed any reports with the Securities and Exchange Commission. The reports and other information filed by DATAPOWER USA, Inc. can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C., at the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at the New York Regional Office, 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates.

DATAPOWER USA, Inc. will furnish to shareholders: (i) an annual report containing financial information examined and reported upon by its certified public accountants; (ii) unaudited financial statements for each of the first three quarters of the fiscal year; and (iii) additional information concerning the business and operations of DATAPOWER USA, Inc. deemed appropriate by the Board of Directors.

                              AVAILABLE INFORMATION

DATAPOWER USA, Inc. has filed with the Securities and Exchange Commission a registration statement (together with all amendments and exhibits thereto, the "Registration Statement") under the Act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the Commission. For further information with respect to DATAPOWER USA, Inc. and the securities offered hereby, reference is made to the Registration Statement. Copies of such materials may be examined without charge at, or obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, at the Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at the New York Regional Office, 7 World Trade Center, New York, New York 10048.

DATAPOWER USA, Inc. will voluntarily file periodic reports in the event its obligation to file such reports is suspended under Section 15(d) of the Exchange Act.

DATAPOWER USA, Inc. will provide without charge to each person who receives a prospectus, upon written or oral request of such person, a copy of any of the information that was incorporated by reference in the prospectus (not including exhibits to the information that are incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Requests for copies of said documents should be directed to Brian Harris, DataPower USA, Inc., 10900 NE 8th Street, Suite 900, Bellevue, Washington 98004.

The Commission maintains a Web site -- //www.sec.gov -- that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

Until February 14, 2001 (90 days after the date of the prospectus), all persons effecting transactions in the registered securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the obligation of such persons to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesman, agent or any other person has been authorized to give any information or to make any representation other than those contained in this prospectus. If given or made, such information or representation must not be relied upon as having been authorized by DATAPOWER USA, Inc., or the underwriter, if an underwriter assists in the sale of the securities. This prospectus does not constitute an offer or a solicitation by anyone to any person in any state, territory or possession of the United States in which such offer or solicitation is not authorized by the laws thereof, or to any person to whom it is unlawful to make such offer or solicitation.

Neither the delivery of this prospectus or any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of DATAPOWER USA, Inc. since the date hereof.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY...........................................................5
RISK FACTORS................................................................ 7
TERMS OF THE OFFERING...................................................... 11
SOURCE AND USE OF PROCEEDS................................................. 11
DILUTION................................................................... 13
DATAPOWER USA, INC......................................................... 13
BUSINESS ACTIVITIES........................................................ 29
MANAGEMENT'S DISCUSSION AND ANALYSIS
   OF FINANCIAL CONDITION.................................................. 29
     Trends and Uncertainties
     Capital and Source of Liquidity
     Results of Operations
MANAGEMENT................................................................. 31
     Officers and Directors
     Remuneration
     Indemnification
CERTAIN TRANSACTIONS....................................................... 33
PRINCIPAL SHAREHOLDERS..................................................... 35
SHARES ELIGIBLE FOR FUTURE SALE............................................ 36
MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED SHAREHOLDER MATTERS.......37
DESCRIPTION OF SECURITIES.................................................. 37
LEGAL MATTERS.............................................................. 38
LEGAL PROCEEDINGS.......................................................... 38
EXPERTS.................................................................... 38
INTERESTS OF NAMED EXPERTS AND COUNSEL..................................... 38

                               PROSPECTUS SUMMARY

The following summary contains basic information about this offering. It likely does not contain all the information that is important to you. For a more complete understanding of this offering, we encourage you to read this entire document and the documents to which we have referred you.

                               DATAPOWER USA, INC.

DATAPOWER USA, Inc. is a development stage company. The Company was incorporated in the State of Colorado on March 16, 1998. The Company was formed to develop communications products either through its own efforts or through the acquisition of other companies and/or technology. The Company has entered into a number of agreements to obtain access to certain proprietary information or systems belonging to other entities. The Company is seeking the proceeds from this offering to raise the funds necessary for the Company to begin developing and marketing these proposed communications products.

                                  The Offering

The Offering                        DATAPOWER USA, Inc hereby Offers up
                                    to 1,500,000 common shares at $5.00 per
                                    common share. There is no minimum investment and no minimum offering amount.

Common Shares outstanding           11,600,000
prior to Public Offering

Common Shares to be outstanding     13,100,000
after offering

Percent of Common Shares owned by   88.55%
current shareholders after Maximum
Offering

Gross Proceeds After Maximum        $7,500,000
Offering

Use of Proceeds from Sale of        DATAPOWER USA, Inc. intends to utilize the
Common Shares                       proceeds from the sale of its common shares
                                    primarily to fund its initial operations.
                                    $1,500,000 will be used to fund the
                                    proposed operation of the parent company and the remaining $6,000,000 will be used to fund the proposed operations of the company's two subsidiaries. See "Source and Use of Proceeds."

Market For the Common Stock         Prior to the date hereof, we have had no
                                    trading market for our common stock.  We
                                    have applied for the quotation of our
                                    common stock on the OTC Electronic Bulletin
                                    Board.  We cannot offer any assurance that
                                    our common stock will be quoted, that an
                                    active trading market and/or a liquid
                                    market will  develop or, if developed, that
                                    it will be maintained.   See "Risk Factors"
                                    and "Market Listing."

Risk Factors                        An investment in our company has material
                                    risks such as uncertainty of future
                                    financial results, liquidity dependent on additional capital and debt financing and risks related to our operations, in connection with the purchase of the securities. See "Risk Factors."

Absence of Dividends; Dividend      We do not currently intend to pay regular
Policy                              cash dividends on our common stock.  Our
                                    Board of Directors will review this policy from time to time in light of, among other things, our earnings and financial position. We do not anticipate paying dividends on our common stock in the foreseeable future. See "Risk Factors."

Transfer Agent                      Our transfer agent is United Stock
                                    Transfer, 3615 South Huron Suite 104,
                                    Englewood, Colorado 80110.

                                  RISK FACTORS

In analyzing this offering, prospective investors should read this entire prospectus and carefully consider, among other things, the following Risk
Factors:

Dependence on Future Financing.

Even if this offering is fully subscribed, we may require additional financing for our operations and working capital. There is no assurance that additional funds will be available from any source and, if not available, we may not be able to develop our business in the manner described herein in which case, investors may lose their entire investment.

Reliance on Key Personnel.

We will rely heavily on the abilities and efforts of management and staff personnel of DATAPOWER USA, Inc. to manage our daily operations. You should not purchase any of the common shares we are offering unless you are willing to entrust all aspects of the management of DATAPOWER USA, Inc. to our Directors, President, and other executive officers.

Limited Experience of Management.

Our management has limited experience in the conduct of a public corporation. As compared to other companies, we do not have depth of managerial, administrative and technical personnel. An investment in us involves a high degree of risk. See "Management".

Competition.

Many of our competitors have achieved significant national, regional and local name recognition. Many of DATAPOWER USA, Inc.'s competitors have longer operating histories and greater financial resources. We cannot be assured that customers will regard our products as sufficiently distinguishable from similar products offered by the competitors. We could suffer an adverse effect in the event of significant or sustained price discounting in the industry.

Government Regulations.

The components of our products currently comply with or are exempt from regulation by the United States government. In Canada, the sale of our products currently comply with or is exempt from regulation by the Canadian government. In the event the regulations change or new laws or regulations are enacted, these events could have a significant adverse effect on our financial resources.

Dilution.

The common shares offered hereby will incur immediate dilution of $4.515 (90.3%) in the net tangible book value of their investment. DATAPOWER USA, Inc. may issue additional shares in private business transactions and may pursue additional public offerings in the future to complete its business plan. As a result, the investors in this offering may experience substantial dilution.
See "DILUTION" and "CAPITALIZATION."

Arbitrary Offering Price.

Our management arbitrarily determined the sales price for the common shares offered hereby. The offering price is not based on our assets, book value, or earnings. Accordingly, the offering price should not be considered as an indication of the actual fair market value of the common stock.

Control of DATAPOWER USA, Inc. by the Principal Shareholders.

Currently 5,600,000 shares of our outstanding common stock are controlled by the officers, directors and principal shareholders who will have more than 42% of our outstanding stock if this offering is fully subscribed. Therefore, they are in a position to elect all of our Directors. Our Directors, in turn, elect all of our executive officers. Accordingly, the principal shareholders, directly or indirectly, will be able to control all of our affairs. It is possible that your interests will not be the same as those of the principal shareholders.

Authorization and Discretionary Issuance of Preferred Stock.

Our Board of Directors may issue, from time to time, up to 10,000,000 shares of Preferred Stock without shareholder approval, with dividends, liquidation, conversion, voting or other rights and preferences which could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of shares of Preferred Stock could, under certain circumstances, make it more difficult for a third party to gain control of DATAPOWER USA, Inc., discourage bids for DATAPOWER USA, Inc.'s Common Stock at a premium, or otherwise adversely affect shares of Common Stock outstanding, and affect the market price of the Common Stock. There are no present plans to issue any preferred stock. See "Description of Securities."

No Assurance of a Public Market.

There is no trading market for the Common Stock and no assurances can be given that a trading market will develop or continue. If no market develops, it may be difficult or impossible for holders of shares to sell them.

Unlikelihood of Dividends and Dividend and Redemption Restrictions.

Colorado law prohibits DATAPOWER USA, Inc. from paying any dividends or redeeming any of its capital stock if DATAPOWER USA, Inc. does not have retained earnings or capital surplus equal to the amount of the proposed dividend or redemption payment. Because of these restrictions, there are no assurances that DATAPOWER USA, Inc. will be able to pay any dividends. DATAPOWER USA, Inc. intends to retain earnings, if any, for the foreseeable future to fund the development and growth of the business.

Lack of Dealer, Manager or Underwriter.

DATAPOWER USA, Inc. is using its officers and directors to sell this offering. Although DATAPOWER USA, Inc. may enter into a placement agency agreement with one or more broker/dealers for the sale of its securities, there can be no assurance that DATAPOWER USA, Inc. will be able to obtain any broker/dealer to act in such capacity. DATAPOWER USA, Inc.'s lack of experience in securities sales may have an adverse effect on the amount or speed of proceeds raised in this Offering.

Safe Harbor Disclaimer.

Certain Statements contained herein constitute forward-looking statements within the meaning of Regulation Section 27A of the Securities Act and Regulation
Section 21E of the Exchange Act. Such statements include, but are not limited to, statements regarding business and financing plans, business trends and future operating revenues and expenses. Although DATAPOWER USA, Inc. believes that the expectations reflected in such statements are reasonable, it can give no assurance that such expectations will prove to be correct.

Forward-looking statements are typically identified by the words: believe, expect, anticipate, intend, estimate and similar expressions, which by their nature refer to future events. DATAPOWER USA, Inc. cautions investors that any forward-looking statements made by DATAPOWER USA, Inc. are not guarantees of future performance and that actual results may differ materially from those in the forward-looking statements as a result of various factors, including, but not limited to, DATAPOWER USA, Inc.'s ability to be able to continue its projected growth or be able to fully implement its various business strategies.

No Established Business/No Independent Market Research of Potential Demand for Current Operations.

We are in the development stage. No independent organization has conducted market research providing us with independent assurance from which to estimate potential demand for our business operations. We cannot be assured that we will be successful even in the event a market demand is independently identified. See "BUSINESS ACTIVITIES."

Lack of Operating Results.

Our Company was formed in March, 1998. Until our recent acquisition of Private Delivery, a Delaware corporation, our activities have been limited to organizational and capital formation. DATAPOWER USA, Inc. is still in the development stage. We will experience higher than normal operating expenses during initial operations. To date, we have had no revenues. We had an accumulated deficit of ($328,550 ) at June 30, 2000. We cannot assure future revenues or profits.

Benefit to Management.

We may, in the future, pay our management substantial salaries and other benefits. Our payment of future larger salaries, commissions and the costs of these benefits may be a burden on DATAPOWER USA, Inc. This could be a factor in limiting or preventing us from achieving profitable operations in the future. However, we would not continue to pay management such substantial salaries and other benefits under circumstances where we would experience a material negative effect on our financial condition. Although specific factors to be utilized in determining the increase in compensation and benefits have not yet been determined, we anticipate that individual performance, our liquidity and profitability will be part of the determining factors. See "MANAGEMENT - Remuneration."

No Diversification.

We are engaged in the sale, promotion and marketing of video telephony and communications related products. As a result, our financial viability will depend almost exclusively on our ability to generate revenues from our operations. We will not have the benefit of reducing our financial risks by relying on revenues derived from other operations.

Financial Condition.

We currently have a negative cash flow from our operating activities. We cannot be assured that we will have adequate funds to pay all of our operating expenses, assuming the expansion and promotion of our operations. Additionally, we cannot be assured that our business will be operated in a profitable manner.

Vulnerability to Fluctuations in the Economy.

Demand for our products is dependent on, among other things, general economic conditions which are cyclical in nature. We may be damaged by prolonged recessionary periods.

"Penny Stock" Regulation of Broker-Dealer Sales of Company Securities.

We have applied for the listing of our common shares on the OTC Electronic Bulletin Board and may file a listing application for the listing of our common shares on NASDAQ when and if the Company meets the requirements for a NASDAQ listing, if ever. Upon completion of this offering, we will not meet the requirements for a NASDAQ listing. Until we obtain a listing on NASDAQ, if ever, our securities will be covered by Rule 15g-9 under the Securities Exchange Act of 1934. This rule imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers, institutional and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must furnish to all investors in penny stocks, a risk disclosure document required by Rule 15g-9 of the Securities Exchange Act of 1934, make a special suitability determination of the purchaser and have received the purchaser's written agreement to the transaction prior to the sale.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must (1) obtain information concerning the person's financial situation, investment experience and investment objectives; (2) reasonably determine, based on the information required by paragraph (1) that transactions in penny stocks are suitable for the person and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the risks of transactions in penny stocks; and (3) deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination required by paragraph (2) in this section, stating in a highlighted format that it is unlawful for the broker or dealer to effect a transaction in a designated security subject to the provisions of paragraph (2) of this section unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person; and stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person's financial situation, investment experience and investment objectives and obtain from the person, a manually signed and dated copy of the written statement.

A penny stock means any equity security other than a security (1) registered, or approved for registration upon notice of issuance, on a national securities exchange that makes transaction reports available pursuant to 17 CFR 11Aa3-1;(2) authorized, or approved for authorization upon notice of issuance, for quotation in the NASDAQ system; (3) that has a price of five dollars or more; (4) whose issuer has net tangible assets in excess of $2,000,000 demonstrated by financial statements dated less than fifteen months previously that the broker or dealer has reviewed and has a reasonable basis to believe are true and complete in relation to the date of the transaction with the person.

Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of purchasers in this offering to sell their shares in the secondary market. See "Market for Registrant's Common Equity and Related Stockholder Matters - Broker-Dealer Sales of Company's Securities."

                              TERMS OF THE OFFERING

Plan of Distribution. DATAPOWER USA, Inc. hereby offers up to 1,500,000 common shares at a purchase price of $5 per common share. The common shares are being offered on a "direct participation" basis by DATAPOWER USA, Inc. (employees, officers and directors) and possibly selected broker-dealers. The officers and directors who shall sell the offering on behalf of DATAPOWER USA, Inc. are Brian Harris and Phil Wong. These individuals will be relying on the safe harbor in Rule 3a4-1 of the Securities Exchange Act of 1934 to sell DATAPOWER USA, Inc.'s securities. No sales commission will be paid for common shares sold by DATAPOWER USA, Inc. Selected broker-dealers shall receive a sales commission of up to 10% plus an non-accountable expense allowance of 3% for any common shares sold by them. DATAPOWER USA, Inc. reserves the right to withdraw, cancel or reject an offer in whole or in part. The common shares offered hereby will not be sold to insiders, control persons, or affiliates of DATAPOWER USA, Inc.

There are no plans, proposals, arrangements or understandings with any potential sales agent with respect to participating in the distribution of DATAPOWER USA, Inc. securities. In the future, assuming such participation develops, the registration statement will be amended to identify such persons.

Offering Period.   The offering by DATAPOWER USA, Inc. will terminate on or
before February 14, 2000.

Determination of Offering Price. The offering price and other terms of the total offering amount needed and the possible dilution to existing and new shareholders.

Subscription Procedure. The full amount of each subscription will be required to be paid with a check payable to DATAPOWER USA, Inc. in the amount of the subscription. Such payments are to be remitted directly to DATAPOWER USA, Inc. by the purchaser or by the soliciting broker/dealer before 12:00 noon, on the following business day, together with a list showing the names and addresses of the person subscribing for the offered common shares or copies of subscribers confirmations.

No Escrow Account. There is no minimum offering amount and no escrow account. As a result, any and all offering proceeds will be deposited directly into the operating account of DATAPOWER USA, Inc.

                           SOURCE AND USE OF PROCEEDS

Assuming successful completion of the offering, DATAPOWER USA, Inc. shall receive net proceeds of $6,500,000 after payment of commissions and expenses to participating broker-dealers of $975,000 and offering expenses of approximately $25,000. The commission amount would only be payable if a broker-dealer is engaged. If significantly less than the maximum amount is raised, DATAPOWER USA, Inc. will be able to pay operational expenses but will have less working capital to expand operations. If only a nominal amount is raised, DATAPOWER USA, Inc. will still be able to pay some operational expenses but will not be able to fund the proposed operations of its subsidiaries and will have less working capital to expand operations. DATAPOWER USA, Inc. shall utilize the net proceeds from the sale of its common shares as described below. The proceeds are to be utilized over a six month period.

Video Power, Inc., a subsidiary of DataPower USA, Inc.

      Estab of Sales Offices/
      Showrooms/Dist. centers in North America  $   300,000
      Technical and support Personnel(3)        $   150,000
      Marketing and Sales Personnel(3)          $   150,000
      Advertising and Sales
      Promotion/ Exhibitions                    $   250,000
      International Marketing                   $   200,000
      Custom Developments                       $   250,000
      Inventory                                 $ 1,300,000
      Working Capital                           $   225,000

      Total                                     $ 2,825,000


Private Delivery, Inc., a subsidiary of DataPower USA, Inc.

      Buildout of Network in USA                $   600,000
            Hardware    $   350,000
            Software    $   250,000
      Tech Personnel                            $   150,000
      Marketing and Sales Personnel(3)          $   150,000
      Advertising and Sales Promotion           $   100,000
      International Marketing                   $   100,000
      Working Capital                           $   275,000

      Total                                     $ 1,375,000

Interactive Innovations (DataPower has an option to acquire a 51% Interest)

      Buildout of system in USA                 $ 1,000,000
            Hardware    $   450,000
            Software    $   550,000
      Tech Personnel(4)                         $   200,000
      Marketing and Sales Personnel             $   150,000
      Advertising and Sales Promotion           $   500,000
      International Marketing                   $   200,000
      Working Capital                           $   250,000

      Total                                     $ 2,300,000

Grand Total                                     $ 6,500,000

In the event that the minimal amount is not received, DATAPOWER USA, Inc. will have to scale back operations and may pursue a rights' offering.

                                    DILUTION

Dilution. There will be a total of 12,100,000, 12,600,000 and 13,100,000 Common Shares outstanding, respectively if $2,500,000, $5,000,000 or $7,500,000 is raised. The following table illustrates the per Share dilution, as of the date of this Prospectus, which may be experienced by investors upon reaching the various levels as described below.

                                Raised            Raised            Raised
                              $2,500,000        $5,000,000        $7,500,000

Offering price                   $5                 $5               $5

Net tangible book value per
 Share before offering          (.012618)       (.012618)         (.012618)

Increase per Share
attributable to investors        .178208         .355871           .4976

Pro Forma net tangible
book value per Common
Share after offering             .16559          .343254           .485

Dilution to investors           4.83            4.66              4.515

Dilution as a percent of
offering price                 96.6%           93.2%             90.3%

Further Dilution. DATAPOWER USA, Inc. may issue additional restricted common shares pursuant to private business transactions. Any sales under Rule 144 after the applicable holding period may have a depressive effect upon the market price of DATAPOWER USA, Inc.'s common shares and investors in this offering. See "SALES OF STOCK PURSUANT TO RULE 144."

                                   THE COMPANY

DataPower USA, Inc. (the "Company") was formed in 1998 to acquire interests in companies that are in their emerging growth phase with new communication
technologies.   The Company is a Colorado corporation and has two subsidiaries.
These subsidiaries are Private Delivery, Inc. and VideoPower, Inc. Both subsidiaries are Nevada corporations and were formed in June, 2000. The Company owns all the issued and outstanding shares of common stock in both subsidiaries. The Company also has an option to acquire a 51% in Interactive Innovations, Inc. ("Interactive").

The markets that the Company intends to pursue are as follows:

1. Video Compression Technologies

During 1999, the Company acquired the international manufacturing, marketing and distribution rights for advanced compression technologies and products from World Wide Video, Inc. ("WWV"), a Virginia corporation.

WWV designs and develops leading edge technology using advanced compression algorithms and custom chipsets that have applications in a number of expanding markets including security and surveillance, telemedicine, video telephony and a host of other applications.

The Company established VideoPower, Inc., a Nevada company, as a subsidiary of DataPower USA, Inc. to commercialize its rights in the WorldWide Video technology. Under the terms of its marketing and distribution agreement with WorldWide Video, WorldWide Video granted to DataPower USA, Inc. the exclusive marketing and distribution license for all WorldWide Video products intended for the Peoples' Republic of China and Hong Kong as well as a preferred contract manufacturing arrangement to produce all VideoPower and WorldWide Video mass market products in all other regions of the world. The Company also has the right to introduce its own private label brand(s) which can be marketed worldwide. For these rights, WorldWide Video will receive a ten percent (10%) equity interest in VideoPower and the right of first refusal to acquire additional shares in VideoPower for a period of eighteen months or 90 days prior to VideoPower's initial public offering to being WorldWide Video's interest in VideoPower up to 33.3%. In return, VideoPower receives a two percent (2%) equity interest in WorldWide Video.

The Company's first production prototypes are now being assembled in anticipation of finalizing pre-production sale letters of intent of approximately $9,000,000 in orders. These orders are a result of VideoPower's and WorldWide Video's joint efforts to date.

DataPower USA, Inc. has an agreement with Sewam Data Group, Inc. ("Sewam"), a Nevada company, established by Sewam Data Tech, Inc. of the Peoples' Republic of China (PRC), for an exclusive marketing and distribution license for all products for the PRC and Hong Kong as well as the exclusive international manufacturing license whereby Sewam is the preferred contract manufacturer for products to be determined. This agreement will be effective upon receipt from Sewam of a purchase order for the purchase of at least 500,000 WorldWide Video Build packages for Sewam to assemble into finished products. At such a time, Sewam will be issued a 10% equity interest in VideoPower and will have the right to acquire additional shares of VideoPower at a 25% discount of VideoPower's stock price at such time it determines to conduct an initial public offering. If no initial public offering is planned, the purchase price shall be the most recent issuance price, which right shall continue for a period of eighteen months from the issuance of the purchase order or 90 days prior to VideoPower's initial offering, whichever is earlier, to bring Sewam's interest up to 33.8%.

Industry Background

Frost and Sullivan, a market research group, estimates the 1999 video conferencing market in the US alone to be nearly 10 billion dollars. However, to get a more realistic figure, it is necessary to look at the video communications in total. Video conferencing is only a small portion of the video communications industry but is generating a disproportionate share of the equipment and services revenues. To get a true perspective of the market, one must also include the video broadcast market, video training market (both live and the potential stored marketplace), distance learning market and the telemedicine markets to name a few. Law enforcement uses video extensively, security companies, hospitals, college campuses and military bases all use video but are not included in the numbers for video conferencing alone.

The development of the video communications market has been slow because of the lack of a common access and delivery system. ISDN was believed to be the answer but has proven otherwise. It has been slow in deployment and unreliable when available. The extremely high bandwidth solutions like Asynchronous Transfer Mode (ATM) are gaining ground but require tremendous financial outlays to upgrade entire networks for video. The Internet is showing promise but it is not available everywhere and is not designed for video transmission. At this time, the only access and delivery system that is everywhere and generally available is the POTS system - plain old telephone service.

There are problems associated with using POTS. First of all, there is very little bandwidth available and that which is available is not guaranteed. That means you are not sure of what bandwidth you can get, but you know it will not be adequate. Systems designed to use the POTS system must have tremendous compression capabilities and be able to "retrain" at varying speeds as the line speed fluctuates.

Using the latest technology available in the industry, VideoPower has developed a core video communications technology that works better than anything to date in the POTS environment. The hardware based on a cooperative chip development with Analog Devices Inc. includes the latest compression algorithms, high speed modems that retrain as the line speed changes, and the result is video quality that is acceptable for a large number of the applications outlined above.

VideoPower's products operate on POTS because that service is available everywhere at an affordable price. The current technology will provide acceptable video quality for many applications that up until now were not even considered because the quality was not acceptable or it was too expensive to provide a solution. Security systems inside buildings or offices now take on a whole new dimension. Even the smallest of companies may set up security systems that can be monitored from home or from a hotel while on the road. Restaurant owners can watch the bar while at home or in another restaurant, and boat owners can watch their boats during a storm from their living room TV.

VideoPower is also going to offer video communication products that competes in the broadband arenas. The chips used in the initial POTS products are designed to be integrated into any one of the growing technologies on the horizon. We can produce products useable in the POTS arena, the ISDN arena, and the ATM and xDSL (Digital Subscriber Line) environments with minor changes to the circuitry. So the "systems approach" for POTS, which no other POTS manufacturers have, is also convertible to ISDN or to ATM, whichever technology begins to gain ground in the industry.

The products can interface with NTSC, the US analog video standard, as well as PAL, the European and Asian standard. Distribution channels are presently being finalized in Canada, Europe, Australia, and Africa.

The competition in this industry is intense with other POTS video manufacturers focusing on the consumer video conferencing market. 8x8, Inc. and C-Phone, Inc., which are using four year old technology, are the only two manufacturers in the
H.324 hardware codec business. Both have directed their marketing toward the home video phone environment with limited success.

The Company's marketing approach will be directed toward the industries that need remote monitoring now, as in security and surveillance, and quality video conferencing for the home market in the near future.

VideoPower's standard products fall into two general groups: stand alone products (e.g., Spectator, Centurion, and Doctor IsIn) and products which are incorporated with a computer system, (e.g., notebook and PCI Bus Board products).

The Stand Alone Video Communication System is a low cost, high quality, alternative to dedicated computer-based video communication systems. It can be used for commercial applications as diverse as security and surveillance, non-computer based video conferencing, television set-top-box and telemedicine, as well as consumer personal use.

The Company's computer based video communication systems harness the full multimedia capability of today's personal computers, enabling anyone with a personal computer and a telephone line to participate in full-featured teleconferencing from their desktop or travel location. Our technology allows the video communications portion (i.e., H.324 potion) to occur without using any of the computer resources. Competitors with software H.324 implementation require the full processing power of the expensive computer and are still only capable of providing very small images at very slow frame rates. In addition, our technology will effectively support high quality file transfer, white boarding and application sharing. Our technology is unique in its performance and small size, therefore, our products will be usable, not only in a full size PCs, but also notebooks.

Secure Digital E-mail Document Delivery

DataPower USA, Inc. has an agreement with CyberNet Express Corporation ("CyberNet"), a California corporation, whereby DataPower USA has established Private Delivery, Inc.,a Nevada corporation, as its subsidiary, to implement CyberNet technology for secure email and document delivery. Private Delivery will be owned 70% by DataPower USA and 30% by CyberNet, upon completion of $1,500,000 in financing of Private Delivery. CyberNet's technology includes the Front Door/Apex Software, and the Pocket Mailbox/Replicating Network Technology Rights and related patent application. DataPower has advanced $135,000 to CyberNet to date as part of this Agreement. CyberNet has agreed to assign its software distribution rights and pocket mailbox/replicating network technology rights and related patent applications to Private Delivery.

Private Delivery(TM) provides secure and confidential delivery of all data, documents and files of any size so that the recipient receives the data exactly as it was sent. Its proprietary centralized store and forward facility for handling all e-mail communications ensures that all e-mail and files are sent directly to the secure server making communications instantly available between users. The system preserves layout, design or style criteria and data does not alter through transfer. No font substitution or pagination changes occur regardless of the recipient's computer program settings. In addition, the Private Delivery(TM) server contains six levels of protection including encryption and can act as an electronic safety deposit repository for documents.

There is currently a test service running from secure servers located in San Diego, CA and the Company is currently working in the first release of its Windows(TM) version.

The Company has entered into an agreement with Ballad Enterprises Inc., a Canadian Venture Exchange Company ("CDNX"), whereby BDC has acquired an option to participate in the financing, marketing and distribution of Private Delivery and as part of the contribution made to date, has been granted the rights for marketing the service in the European Common Markets including Great Britain. Ballad has advanced $125,000 to DataPower to date under this Agreement.

DataPower has also signed a Letter Of Intent with Global Wide Web Pty Ltd. ("GWW") to become the technology partner for the provision of a secure e-mail and document delivery system to the GWW Network. Subject to the completion of its' finance, GWW plans to launch its service in 10 major markets in Europe during the first quarter 2001.

Industry Background

By the year 2002, statistics show that there will be 135 million e-mail users, representing 59% of the overall U.S. population of adults and teens according to Forrester Research. It is estimated that these users will send approximately 1.5 billion emails per day.

Standard e-mail passes through Internet (TCP/IP) lines and a number of connecting servers to reach its ultimate destination. During that process, unauthorized recipients can intercept this e-mail message. In addition, many copies of e-mail are left on the servers and can be accessed by unauthorized persons.

In order for businesses to be able to conduct successful e-commerce, secure methods of communicating are now becoming acknowledged as vital. Evidence of this is the large number of new companies developing and offering products that are targeted at the new and rapidly evolving B2B (business-to-business) market for secure Internet communications and e-commerce.

Competition

Even though the competitive environment in this market has yet to fully develop, there are a number of well-funded competitors that are developing alternative solutions. To date, there is no widely accepted Internet secure document delivery and private messaging system operating at a scale large enough to be either a standard or at this time be profitable.

Primary direct B2B competitors at this time are Internet based secure services usually utilizing a form of encryption. Such companies include TumbleWeed Communications, PGP, Zixit Communications, Qvtech, Authentica, Secure Agent and others. Indirect competitors include physical courier services such as Federal Express, UPS, DHL, and the US Postal Service.

Tumbleweed Communications Inc. founded in 1993 was one of the first companies to see the opportunity in this category. Tumbleweed's Integrated Message Exchange ("IME") technology allows a user to send e-mail and inform recipients that they have received a document or a message that has been encrypted and stored on the sender's server computer. When a recipient clicks on a link inside the e-mail message sent to that server site, where the encrypted document can be viewed they are retrieved from a secure Web page to which they alone has access. For instance, Datek, which licenses Tumbleweed's service, offers users the opportunity to receive confirmation of stock trades by e-mail. Because the correspondence is secure and documented, it meets requirements set by the Securities and Exchange Commission for the transmittal of trading information and spares Datek and its customers the expense and hassle of handling paper confirmation orders. Companies that license Tumbleweed's service typically pay in the "mid-six figures" upfront and between 3 cents and 50 cents per e-mail message sent.

Zixit Corporation is a developer and owner of the Zixit Digital Signature and encryption technology. ZixMail (launched in April 2000) is a secure document delivery, private e-mail and message tracking service that enables Internet users worldwide to send and receive encrypted and digitally signed communications using their existing e-mail systems and addresses. The company has a growing number of legal professionals in the United States as clients at present.

QVtech focuses on ways to secure and control e-mail. The Company has developed Interosa, a service whose technology enables a user to send an e-mail message and control several aspects of how it is used, including to whom it can be forwarded and whether or not it can be printed, edited or copied. Notably, the message can be erased from the Interosa server after a certain date -- the digital equivalent of paper shredding. After a user types the e-mail message, he sets the rules for how it can be used. The message is then encrypted before it is sent. When the recipient clicks on the e-mail message to open it, a message travels from the user's desktop to a Web site using Interosa's technology, which then verifies the recipient's, identity and decrypts the message. QVtech is trying to sell Interosa to companies like Mail.com and MessageMedia, which handle e-mail direct marketing on behalf of Yahoo and ETrade, among others. The company intends to charge a penny for each e-mail message sent using its technology.

Authentica, which sells document security software, is releasing an e-mail security product that competes with Interosa and others. Companies that want to send valuable or sensitive documents via e-mail without worrying those customers can forward them to colleagues.

SecureAgent.com is a privately owned company that offers a product called SecureNotes. It is a software interface program for window-based systems that encrypts e-mails and attachments. Customers include Air France, Amdahl, and Anheuser - Busch.

PGP (Pretty Good Privacy) is a service that utilizes public and private key encryption and has been mentioned a number of times in related news features. Businesses are not the only target market. Consumers have already begun to migrate toward secure e-mail services.

HushMail Inc. has been offering free e-mail (1,024 bit) encryption since May 1999. As is the case with Hotmail, Hushmail requires the user to visit the site to read and send mail. According to company president, since May 1999, HushMail has signed up close to 150, 000 users. HushMail has announced plans to offer "Private Label" scheme to license e-mail technology and server space.

Market Potential

Apart from large and medium sized corporations who are expected to install a secure email and document delivery system to their own intranets (in addition to firewall protection), the following are markets that have been identified are being directly marketed to by the existing competitors.

Attorneys - Prime requirements of a solution are: protection of the attorney - client privilege, prevention of the retrieval of e-mail from servers (if subpoenaed), protection of confidential communications between firm and clients and protection of transfer of legal documents.

Doctor & Medical Personnel - Prime requirements include the protection of communications between colleagues, and the protection of transfer of diagnoses, referrals and patient records.

Bankers & Investment Advisors - A secure e-mail and document delivery system must maintain customer/broker privacy, protect sensitive data (social security number, salary, credit history, and so on) and protect correspondence regarding customers' finances.

Corporations and other B2B Needs - Prime requirements include: to protect communication of business strategies and negotiations, protection of transfer of financial data, business plans and legal matters, and the protection of e-mail messages and attachments between senior management, board members and key employees. Sales require the protection of e-mail transfer of competitive data and sales strategies of off-site sales force. Protection of e-mail messages containing contract negotiations and new client information, and to provide secure communications with offsite staff regarding promotional activities, policies, and so on.

Other Professional Organizations and SOHO's require the protection of Human Resource records and correspondence, maintenance of the integrity of accounting documents, protection of essential research and development information, and the protection of essential marketing and advertising plans, recommendations and the like.

I-STARS Exact Time Marketing System

Interactive Innovations Inc. ("Interactive"), a Kansas company, has developed a proprietary advertising and information delivery system called I-STARS(TM) (Internet Strategic Advertising Response System). The system displays ads to consumers while the consumers are searching, purchasing or surfing anywhere on the net at the exact moment of receptivity. Exact time marketing describes how the I-STARS system works which is the delivery of the right ad, to the right person, at the right time.

DataPower and Interactive have entered into a Letter of Intent Agreement ("LOI") granting DataPower an option to purchase 51% of Interactive for $2,500,000 on or before March 31, 2001. DataPower has paid $50,000 of the $150,000 non-refundable payment option price.

DataPower also has a second option to purchase the remaining 49% of Interactive under certain terms and conditions.

To facilitate interim funding for Interactive, DataPower has entered into an agreement Ameridian Ventures Inc., a Canadian Venture Exchange listed company. Ameridian can assumed DataPower USA, Inc.'s rights and obligations under the Letter of Intent. As part of this agreement, DataPower has the rights to subscribe to all or a portion of a 4,000,000 unit (each unit consisting of 1 share and 1 share purchase warrant) Private Placement Offering at $.55 per unit of Ameridian shares, which if fully subscribed by DataPower would make DataPower the largest shareholder in Ameridian.

DataPower also has a LOI signed with Global Wide Web Pty Ltd., whereby the Company is the preferred technology provider for an ad delivery system for the GWW Network.

Industry Background

The growth in the number of Internet users, the amount of time users spend on the Internet and the increase in the number of websites (4 million in September
1999) is being driven by the increasing importance of the Internet as a sales and distribution channel, a communications medium and an information resource. The Internet is dramatically affecting the methods by which consumers and businesses are buying and selling goods and services. The Internet provides online merchants with the ability to reach a global audience and to operate with minimal infrastructure, reduced overhead and greater economies of scale, while providing consumers with a broad selection, increased pricing power and unparalleled convenience. As a result, a growing number of consumers are transacting business on the Internet, including trading securities, buying consumer goods, paying bills and purchasing airline tickets.

The Internet is evolving into an important medium for advertisers due to its interactive nature, global reach, rapidly growing audience and the expected increase in online commerce. Advertisers and direct marketers are increasingly using the Internet to advertise products, drive traffic to their websites, attract customers and facilitate transactions. Unlike more traditional advertising methods, the Internet gives advertisers the potential to target advertisements to broad audience or to selected groups of users with specific interests and characteristics. The Internet also allows advertisers and direct marketers to measure the effectiveness and response rates of advertisements and to track the psychographic characteristics of Internet users. The interactive nature of Internet advertising enables advertisers to better understand potential customers, and to change messages rapidly and cost effectively in response to customer behavior and product availability. Additionally, the Internet allows advertisers and direct marketers to reach users with attractive psychographic profiles. A 1997 U.S. Department of Commerce study estimated that 48% of Internet users have a college degree, 34% have a household income greater than $60,000, and their average age is approximately 35 years. Today, it is believed that the universe of Internet users more clearly mirrors societal strata in the U.S.

The unique capabilities of online advertising, the growth in traffic on the Internet and the favorable characteristics of Internet users have led to a significant increase in online advertising. It is estimated that $173 billion was spent on traditional media advertising (television, radio, cable and print) in the United States. Until recently, the leading Internet advertisers have been technology companies, search engines and Internet publishers. However, many of the largest advertisers utilizing traditional media, including consumer product companies and automobile manufacturers, are expanding their use of online advertising. Interactive believes online advertising will continue to capture an increasing share of available advertising dollars and this trend will drive demand for online ad inventory and sophisticated Internet advertising solutions such as that provided by Interactive.

One of the main reasons that the Internet represents an attractive new medium for direct marketing, which has traditionally been conducted through direct mail and telemarketing, is because highly targeted product offers can be made to consumers at the point-of-sale. The success of a direct marketing campaign is generally based on a direct marketer's return on investment that is measured by the response rate (e.g. number of leads, number of sales) and cost-per-response and cost-per sale. The Internet has the potential to provide direct marketers with the ability to target and deliver direct marketing campaigns to users with specific characteristics and interests. In addition, unlike many of the traditional methods of direct marketing, the Internet provides direct marketers with the opportunity to contact consumers at the point-of-sale (i.e., their personal computers/websites).

Direct marketers require information about the recipients of an ad who respond with a specific action, such as seeking further information or buying a product. In addition, direct marketers are seeking to improve the return on their investment by adopting more cost-effective methods to reach their target consumers. The Internet may be a more cost-effective way to reach consumers than other direct marketing approaches, including direct mail. As a media outlet, the Internet offers the unique opportunity to advertise on a one-to-one basis at the point-of-sale. To become most effective for direct marketers, direct marketing campaigns on the Internet must be targeted to users that are most likely to respond. In addition, methods to accurately track direct marketing expenditures on a cost-per-action basis must be available.

The Internet has the unique capability to provide advertisers with the ability to accurately and automatically target their ads to users with specific interests and characteristics. Information (albeit limited and unsubstantiated!) about the user's geographic location, ISP, browser type and operating system can be obtained through a user's interactions on the Internet, regardless of the type of Internet site they are viewing. This information is utilized to target ads more effectively. Internet users specify their interests by visiting Internet sites with content focused on specific interests, such as sports, travel, news, business and finance and entertainment. In addition, these users visit and utilize Internet search engines to find Internet sites and information on specific topics, further identifying their unique interests. Interactive believes as electronic commerce increases, marketers will increasingly seek to use the Internet to locate customers, advertise and facilitate transactions. Online transactions can be faster, less expensive and more convenient than transactions conducted via human interaction. A growing number of users have transacted business over the Internet, including trading securities, buying goods, purchasing airline tickets and paying bills.

Problems with Online Advertising

Today most advertising on the Internet is classified as "passive" where a user must stumble into some form of banner advertising at a particular website. Passive advertising is founded on "wishing" and "hoping" users will stumble to websites through browsers, search engines or click through advertising banners at other websites. Here marketers are "guessing" (also known as "profiling") where targeted users will go on the Internet. The objective of advertisers is finding high-visibility sites with demographics and psychographics (consumption behavior characteristics) that match or provide strong indications that users of those will have correlating interests and will find relevant advertising banners.

Ideally to be most effective, marketers need to know detailed demographic, geographic and psychographic information about their prospects and customers. Driven to answer this need by marketers, various methods have been devised: 1) registration at websites by users or voluntary completion of demographic information at websites. Validity of information completed has always been a problem due as the consumer is getting little value in return for completion, coupled with not knowing which member of the household completed the survey and consumers' tendency to "fib". 2) Use of what is referred to as "cookies," in addition to other mechanisms, to help compile viewership information, and to target advertising to a specific user based on his previous destination. Cookies are bits of information keyed to a specific server, file pathway or directory location stored on a user's computer hard drive and passed to a website's server through the user's browser software. Generally, cookies are placed on the user's computer hard drive with or without the user's knowledge or consent unless the user has opted otherwise, and can be removed by the user at any time through the modification of the user's browser settings. Due to privacy concerns, some Internet commentators, advocates and governmental bodies have suggested that the use of cookies be limited or eliminated. In addition, currently available Internet browsers allow a user to delete cookies or prevent cookies from being stored on the user's computer hard drive. Many users feel this surreptitious trading of their surfing activities to be an invasion of their privacy.

As advertisers increase their online Internet presence, they will seek sophisticated technologies and solutions, which allow them to exploit the attractive demographics, highly targeted messages, real-time feedback, business process efficiencies and other potential advantages of Internet advertising and direct marketing

Proprietary Technology

An Internet user completes a simple registration form and then downloads one of Interactive's FREE software products (discussed below) which has the Company's proprietary patent-pending advertising software technology attached to it. This action activates Interactive's proprietary technology and the user becomes a "registrant" of Interactive Henceforth, Interactive's proprietary system intercepts, interprets and displays advertising of its participating sponsors (NO UPFRONT FEE sign-up which is discussed below) based upon Internet search engine and browser computer keyboard entries by a registrant from either AOL, Internet Explorer or Netscape's browsers (4.0+) or the 500+ search engines on the Internet.

The proprietary system is "pro-active" advertising placed on the users' personal computers and is continuously updated through "pull" technology and is completely non-invasive. The pull technology updates/upgrades the registrant's software automatically when they enter the Internet without any intentional re-registration requirement. The proprietary system communicates with the registrant's browser and the search engines. The proprietary system allows participating sponsors the ability to position advertising banners IN FRONT OF Internet registrants at critical product purchasing decision-making moments. Advertising is delivered at the exact piqued moment of buying interest!

Interactive calls its proprietary system Internet Strategic Advertising and Response System or I-STARS (TM). I-STARS allows advertisers to present their "proposition" to consumers at the point of purchase, efficiently, timely and with maximum impact. One venture capitalist called I-STARS the "next generation" in Internet Direct Marketing. I-STARS allows participating Sponsors to select the search keywords and Internet sites to open a window and display their advertising with multiple response options. I-STARS permits a participating Sponsor to choose 5 keywords and 5 URL's (Internet addresses) to trigger the display of his ad. Continuously working in the background, keywords and URLs keyed by the consumer are automatically matched and in the event a match is made with a sponsor selected keyword or URL, advertising is displayed. Interactive refers to this ubiquity across all search engines as Unlimited Keyword Bandwidth.

For example, Fred Jamison ("registrant") is deciding to purchase a computer so he goes to one of the 500+ search engines on the Internet to try to find a website address and keys in the words "Dell Computer." The following then occurs: the search engine locates Dell's website and with a click the mouse takes the inquiry to www.dell.com. Simultaneously, I-STARS pops-up a window with banner advertising and teaser copy for Compaq Computer, if Compaq is one of the Company's participating Sponsors, IN FRONT OF Dell's splash page. Fred must make a decision whether to follow the advertising banner to Compaq's website OR dial-through to Compaq's telemarketing center with the click of a button, or continue with Dell's site. Fred also may click "NO THANKS" (ad disappears) or "REMIND ME" (ad is minimized on the icon task bar for later access.) The Compaq message is delivered in a dynamic and captivating manner. Welcome to DISTRIBUTED INTERNET ADVERTISING from Interactive Innovations, Inc.!

An additional example. Fred Jamison ("registrant") has decided to purchase a Dell computer and knows the Internet address for ordering. He keys in http://www.dell.com at his browser and immediately the following occurs: the Dell Splash page will appear and simultaneously, I-STARS will pop-up a window with banner advertising and teaser copy for Compaq Computer, if Compaq is one of Interactive's participating Sponsors, IN FRONT OF Dell's splash page. Fred is required to make a decision whether to follow the advertising banner to Compaq's website OR dial-through to Compaq's telemarketing center with the click of a button. Fred also may click "NO THANKS" (ad disappears) or "REMIND ME" (ad is minimized on the icon task bar for later access.) The Compaq message is delivered in a dynamic and captivating manner. Once again, Welcome to DISTRIBUTED INTERNET ADVERTISING from Interactive Innovations, Inc.!

Business Model

Interactive Innovations' business model is focused on distributing totally FREE useful software products over the Internet (discussed below) which has Interactive's proprietary patent-pending advertising software technology attached to the FREE software. Initially there is one FREE useful software product, a sophisticated telephony software product (d.b. phone) with built-in long distance carrier service (discussed below). Proprietary features of Interactive's first FREE software product include the ability to remotely change and direct the long distance call to the provider of choice by directing the PIC code at the dialer; the ability to display and activate (click-thru, dial-thru) relevant advertising messages based upon keywords, URLs entered using the Internet and calendar-activated events independent of the Internet; and the ability to track response/transaction activities regardless of the response path! ... all at the registrants' personal computers.

Interactive has numerous additional FREE useful software products under development, some of which Interactive believes has patentable content. The planned software offerings focus on Convenience, Privacy, Fun and Facts. All FREE software will be electronically downloaded from the Company's site:
99Million.com with the promotional tag line of giving away at least $99 Million in software annually.

There are many ways to distribute FREE software. Interactive anticipates its FREE software products will be distributed by non-affiliated software publishers and websites as a bonus incentive or inducement feature for consumer activities in return for a prominent link placement back to the referring affiliate.

Interactive is building what is referred to as an "affinity" group, others might refer to it as a "branded community," directing the group's buying power on the Internet and by incentivizing users with FREE software products. How large will this group be after one year- How many free telephony and other software products can Interactive give away- Because of the uniqueness and sophistication of Interactive's telephony software product (which is believed to have a value of approximately $ 200 at retail value) it is anticipated at least one million copies (and possibly much more!) will be downloaded on the Internet absolutely FREE over the next year.

Interactive sees its business model as a means to establishing, leading and controlling a hegemony known as Distributed Internet Advertising. The business model is made possible by the low costs of electronic distribution through the Internet. Interactive's mission is to build a substantial user base through FREE software distribution in a short space of time never before possible without the Internet while rewarding its shareholders for their vision. As this user base grows, the revenue generating opportunities to Interactive will increase.

Interactive is applying for patent protection on additional software products. These products will also have great appeal to millions of households and commercial enterprises.

Because the process of directly managing the sale and delivery of Internet online advertisements can generate valuable consumer profile and behavioral data, Interactive believes that the desirability of maintaining direct control over its registrant database may be even greater than with respect to traditional media. Data mining of Interactive's registrant base with all promotional efforts conducted internally could eventually become a source of significant revenues. Interactive will not sell or rent information that is specific to individuals to 3rd parties.

At the time an Internet user downloads Interactive's FREE software product they must register, by filling out a simple form requiring name, address, email address and telephone number(s). The user also acknowledges marketing information will be presented tastefully and unobtrusively at relevant times on their computer systems. The FREE software product can be deleted with just a click. Initially to build its affinity or consumer base, the Company will be using the techniques others are forced to use now, banner advertising, to solicit membership by advertising Interactive's FREE software product, free download sites such as http://www.download.com and reciprocal and bartered space on other websites. Interactive is also in discussions with significant third party OEM's for inclusion on their new PC's and with other parties interested in distributing software for the promise of backend downstream revenues.

Initial Revenue Streams:

1) Revenue sharing with Sponsors based upon actual product or services purchased by I-STARS users.
2) Revenue from Sponsors that do not fit revenue sharing product or service mold.
3) Long distance carrier revenues from revenue sharing split from telephone carrier affiliate.
4) Revenues derived from data mining Interactive's affinity group data base in aggregate forms.

In addition, Interactive anticipates additional profit centers based on the development of new software and marketing opportunities.

FREE Software Concept

Interactive's marketing approach is built around the FREE software concept. American Online or AOL built a customer base of 14 million users in a few years by distribution of FREE floppy disk software. First Microsoft with Internet Explorer and now Netscape are giving their browsers away to Internet users in an effort to establish a User base for several reasons including direct marketing from their websites which have become "portals." This was followed by Yahoo and other search engines providing FREE service and are rewarded with a highly successful initial public offering (IPO) based upon millions of accesses daily.

Amazon proved the formula can be extended to physical products by providing a wealth of information, interaction and service, FREE of charge. AOL purchased Mirabilis for $287 million in cash and stock, a company that never had one dollar of revenue and Mirabilis had built a community of 12 million users (now at 50 million!) for their entirely FREE online paging/chat technology. Qualcomm bought a 10% share of NetZero for $144 million to participate in NetZero's 4 million subscribers and their advertising revenue model for wireless applications in the future. The examples go on and on.

FREE is guaranteed to grab the attention of all. FREE is a word that somehow never loses its attraction, regardless of how many times it is used.

But on the Internet a new dimension of FREE is going to be introduced upon launching of Interactive's software product: advertising sponsored totally FREE software! This is a creation of Interactive. Interactive's entire business model is focused on advertising sponsored FREE software. Interactive's business model of advertising-sponsored FREE software is applicable to virtually all consumer and business application software. All will benefit from Interactive's business model. Advertisers get a new medium. Software companies get a new revenue stream and consumers finally get some real value for their attention - totally free useful software.

If one reviews the origin of the Internet, one understands the inherent culture of FREE. The Internet was initially populated primarily by academics and computer techies, who believed in a friendly and cooperative ideal in which information is freely available and assistance readily given with no thought of recompense or gain. Thus Interactive's business model of advertising sponsored totally FREE software fits perfectly with the paradigms of the Internet. ZD Net has recently announced a similar initiative.

Interactive believes advertising-sponsored FREE software fosters the ability to deliver more targeted advertising and co-branding as people are more likely to be responsive when unobtrusive advertising is presented at the exact moment User mindshare is focused on the advertised subject. Recent case studies show response rates of approximately 20% for keyword on-page advertising compared to response rates of 0.5% on Run of Press banner advertising. Interactive also believes response and closure rates will be enhanced by a 50% increase with the additional direct link provided to Sponsors' toll-free telemarketing centers via the Company's unique Call Toll Free capability in its proprietary software program.

There are many avenues to deliver totally free software to consumers. As consumers are looking for FREE offers on the Internet, many sites are providing links and downloads as their "content."

Interactive has received the servicemark on the advertising slogan "The best things in life ... are Totally FREE!"

Distribution Options

1.)   Pre-loading by OEM's on new PCs
2.)   Downloads at free software sites such as Download.com and Xoom.com
3.)   Reciprocity on Sponsors' sites with display of our banners/buttons
4.)   Purchased Internet advertising on related sites such as Switchboard.com

5.)   Search engine listings such as Yahoo.com and Excite.com
6.)   Affiliation with non-competitive adv. services such as WelcomeTo.com
7.)   Distribution via 3rd party Affiliate software publishers
8.)   Distribution via misc. retailers as premium incentives such as CompUSA
9.)   Other bartered placements with complementary sites (affiliates)

Affiliate Partnership Program

Because affiliate marketing programs have become so popular and a proven success avenue for sites like Amazon.com with 450,000+ affiliates ... Interactive also plans to use a similar marketing approach to augment it's own advertising and distribution.

Interactive believes it has significant advantages both from an advertising delivery standpoint as well as unique benefits to web site affiliates.

The Internet has discovered that even if you have a successful site in attracting consumers ... that in itself does NOT guarantee profitability. There is and always will be an infinite amount of advertising supply compared to advertising demand. While onpage banner ads were initially successful due to the novelty of the medium, consumers have trained their eyes and habits to overlook most on screen advertising just as they discard unsolicited mail that arrives in their mailboxes daily.

Banner click through rates are down to .5% or less for untargeted Run of Site advertising although it may be 20% for targeted advertising. The business model of charging so much per thousand views of an ad is falling apart as dismal click throughs and abundant supply are clashing ... billable rates are falling rapidly.

This is why site owners are grasping and gasping for new techniques and technologies ... they're fighting for their very survival! In reality, the Company believes it's simply a matter of direct marketing inefficiencies of the Internet are that coming to light.

A competent direct marketing system contains four elements: target consumers proactively, trigger advertising based upon geo-demographics/psychographics, transact by providing consumers every possibility to respond to an offer and track all activities and transactions to build a knowledge base on each consumer.

Judged by these four critical elements, the Internet is mediocre at best and dismal at worst as a direct marketing delivery system. Interactive believes that faced with these inherent Internet paradigms, site owners will be anxious to use Distributed Internet Advertising to produce accountable revenue sharing transactions as Affiliates to Interactive's system.

For a major Affiliate site, Interactive can also include Affiliate site advertising in I-STARS similar to any other advertiser. This would be an example of site traffic generated by Interactive's system in which the Affiliate did not participate.

Interactive believes it has a proprietary system to share with Affiliates in which they can participate in advertising revenues based upon one on one consumer transactions.

Compared to other Affiliate programs, the Affiliate may participate only on that one Sponsor's site products and services. Interactive's program allows Affiliates to participate at some level on all the revenues generated by consumers across the board on products and services. This ability to tap in to their site visitors total consumption pattern and disposable dollars will be very attractive to them.

Performance Based

Interactive's target is any Sponsor/advertiser wishing to market using the Internet as a response system in a pro-active delivery system. Typically, there are no upfront fees to Sponsors. How many advertising Sponsors can the Company sign-up to participate in a proprietary technology providing priority banner placements over all other advertisers - How interested will Sponsors in a proprietary technology system which presents their "proposition" to consumers at the moment of purchase, efficiently, timely and with maximum impact- How interested will advertising Sponsors be in a system presenting their relevant offers ahead of all other advertisers on the Internet- Interactive believes the interest will be great, especially in light of advertisers paying millions of dollars up-front cash for similar exposure to companies such as American Online. Another alternative advertisers have is to pay the search engines from $10,000 to $25,000 PER SEARCH WORD per search engine per month for priority placement in the search results. I-STARS is designed to enable Sponsors to take advantage of the growing opportunities to realize significant economic gain through Distributed Internet Advertising ... Interactive's byline is "Defining Opportunities ... Delivering Solutions!" Interactive will be contacting prospective advertisers through their advertising agencies and directly. This will be done through direct mail solicitations, press releases, trade shows and telemarketing. Competition

The market for Internet online advertising and direct marketing is relatively new, highly fragmented, intensely competitive, rapidly evolving, subject to rapid technological changes and multiple revenue models are the rule. This market is characterized by rapidly changing technology, evolving industry standards, frequent new product and service announcements, introductions and enhancements, market alliances and changing customer demands.

Interactive's I-STARS, interprets and displays advertising of its participating Sponsors based upon Internet search engine and browser computer keyboard entries by a registrant from ANY Internet browser or the 500+ search engines on the Internet. It is ubiquitous to the entire Internet and not limited to a single website or Internet address. Other systems that purportedly deliver one-to-one advertising are bound to specific websites and/or software programs accessing a central server.

Search engines such as Yahoo! sell "keywords" to advertisers also through server based ad delivery giants such as DoubleClick, Engage, 24/7 and others. Those "keywords" do not come cheap and are only applicable to a single website, in this case Yahoo!. When a visitor types in a keyword during a search -- like variants of "automobile" -- an advertisement tagged to that topic will appear on the results page, at the top of the listings for Web pages containing the search terms.

In June, 1998 DLJ-direct, E*Trade Securities and Waterhouse Securities agreed to pay American Online $ 25 million apiece ($ 75 million in total) for strategic advertising in AOL's portal. What are they paying for- AOL and Yahoo! is simply capitalizing on their primary asset, "eyeballs" they can deliver to the advertiser. It is estimated that AOL has signed "category exclusive" short term contracts worth over $ 400 million in 1998 plus participation in subsequent revenues.

Over the past year, there has been significant consolidation in the ad-serving industry. The following is a review of those mergers and acquisitions.

1.    AOL acquires ICQ for $300 Mil even though ICQ doesn't have $1 of revenues
      Reason: ICQ has 20 million eyeballs and desktop presence.

(2) DoubleClick acquires Abacus for $1 Billion Reason: Abacus has catalogue buys/lifestyle indicators on millions of households.

(3) Engage acquires Adknowledge for $200 milllion Reason: Engage wants to deliver ads based on their "anonymous" profile system.

(4) CMGI acquires AdForce for $500 million Reason: CMGI wants ad-serving capability (ultimately for AltaVista).

(5) CMGI acquires FlyCast for $600 million Reason: Flycast has developed targeting technology and is now profitable.

(6)   NetZero goes public and hits $3 Billion Market Cap the first day Reason:
      NetZero has signed up 1.7 million consumers to their free ISP Value Proposition.

More recently there have been several entries into the industry by companies providing direct marketing by way of a software-driven approach similar to our concept of Distributed Internet Advertising. Because Interactive Innovations has applied for, and may quite possibly receive patent protection on our invention of a client/server eCommerce solution that is ubiquitous to the Internet, these companies could very well be encroaching on our patent if approved. These companies include: Dash.com, IChoose.com, and Gater.com.

B2B Network

DataPower USA, Inc. has executed a Letter of Intent ("LOI") with Global Wide Web Pty Limited ("GWW") to become a preferred strategic technology partner, and the right to acquire an equity interest in GWW.

The LOI grants DataPower the rights to be GWW's preferred technology partner for: the secure email and document delivery system for the network; the video conferencing software and hardware for the GWW network; and the preferred the digital advertising and information delivery system for the network.

DataPower also has the rights to provide interim funding to acquire a 5% equity position in GWW and GWW Australia for $2 million. The Company would advance $200,000 from proceeds of this Offering within 60 days, and the balance within 180 days. As part of the agreement, DataPower, and or its' assigns, has a right of first refusal to purchase up to an additional 15% of GWW.

GWW has concluded four years of research and development in preparation to implement and establish a business strength Internet and telecommunications organization, focused on providing managed e commerce business solutions through a series of linked national virtual private networks. GWW is negotiating a funding agreement with Lynara Management Ltd., a United Kingdom company, to raise approximately $200 million to fund the establishment of technical and operational centers in up to ten markets outside Australia. If successful, this funding is scheduled for completion in March 2001.

DATAPOWER USA, Inc. principal offices are located at 10900 NE 8th Street, Suite 900, Bellevue WA 98004, telephone number (604)608-3251. These offices consist of 150 square feet on a month to month lease. The monthly rental fee is included in management remuneration.

Employees DATAPOWER USA, Inc. currently has two full time employees, both of whom are executives officers of DATAPOWER USA, Inc.

DATAPOWER USA, Inc. employs the services of sub-contractors as needed.

Government Regulations. At the present time, there are no pervasive regulations of DATAPOWER USA, Inc. business.

                               BUSINESS ACTIVITIES

BUSINESS OF DATAPOWER USA, INC.

                 MANAGEMENT'S DISCUSSION OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

Trends and Uncertainties. Demand for DATAPOWER USA, Inc.'s services will be dependent on, among other things, general economic conditions which are cyclical in nature. Inasmuch as a major portion of DATAPOWER USA, Inc.'s activities is to acquire interests in companies that are in their emerging growth phase with new telecommunications technologies, DATAPOWER USA, Inc.'s business operations may be adversely affected by DATAPOWER USA, Inc.'s competitors and prolonged recessionary periods.

Capital and Source of Liquidity. DATAPOWER USA, Inc. currently has several material commitments for capital expenditures. These include its agreement with Interactive Innovations which requires payment of $100,000, although DataPower USA has assigned this contract to Ameridian Ventures, Inc. DataPower USA, Inc. also has a commitment to pay $1,365,000 to CyberNet.

DATAPOWER USA, Inc. expects that the net proceeds from this offering and the cash flow from future operations upon commencement, if any, will be sufficient to allow DATAPOWER USA, Inc. to meet the expected growth in demand for its products and services. However, there can be no assurance that future sales will meet DATAPOWER USA, Inc.'s growth expectations. Should either of these fail to occur, DATAPOWER USA, Inc. may elect to (i) reduce the planned expansion of operations or (ii) pursue other financing alternatives such as a rights offering, warrant exercise or borrowings. Implementation of either of the foregoing options could delay or diminish DATAPOWER USA, Inc. planned growth and adversely affect its profitability.

On a long-term basis, liquidity is dependent on increased revenues from operations, additional infusions of capital and debt financing. DATAPOWER USA, Inc. believes that additional capital and debt financing in the short term will allow DATAPOWER USA, Inc. to commence its marketing and sales efforts and thereafter result in revenue and greater liquidity in the long term. However, there can be no assurance that DATAPOWER USA, Inc. will be able to obtain additional equity or debt financing in the future, if at all.

Results of Operations.

DataPower USA, Inc. Company realized a net loss of ($121,032) from operations for the eight month period ended June 30, 2000. Since inception, the Company has realized a net loss of ($328,550). For the fiscal year ended October 31, 1999, DataPower USA, Inc. realized a net loss of ($65,364). Since inception, the only revenue has been interest income of approximately $1,100. For the eight month period ended June 30, 2000, the Company had interest income of approximately $500.

The net loss per share for the eight month period ended June 30, 2000 was ($.01) per share compared to a net loss per share of ($.01) for the fiscal year ended October 31, 1999.

The Company had costs and expenses of $121,537 for the eight month period ended June 30, 2000 compared to costs and expenses of $65,364 for the fiscal year ended October 31, 1999. The Company's expenses consisted of management fees due to officers, travel and entertainment expenses, consulting fees, professional fees and rent expense along with general office expenses.

The Company's assets at June 30, 2000 were $224,966 compared to assets of approximately $71,000 at October 31, 1999. The difference is due primarily to the Company's investment in WorldWide Video, Inc. and the advances paid on its proposed acquisition of CyberNet. The Company's liabilities at June 30, 2000 were approximately $370,000 compared to liabilities of approximately $97,000 at October 31, 1999. Part of the difference is attributable DataPower USA, Inc.'s entering into the Interactive and CyberNet agreements as well as borrowing money to fund its present operations. The largest liabilities of the Company at June 30, 2000 are its loans payable of approximately $132,000, advances payable of $125,000 and accounts payable of approximately $90,000. For the fiscal year ended October 31, 1999, the Company's liabilities were its accounts payable of approximately $84,000 and loans payable of approximately $13,000.

Total shareholder equity decreased from ($25,333) at October 31, 1999 to ($146,365) at June 30, 2000.

Liquidity and Capital Resources

As of June 30, 2000, the Company had working capital of approximately ($337,000) consisting of $9,381 in current assets and $346,331 in current liabilities. The Company had working capital of approximately ($80,000) at October 31, 1999 consisting of $16,535 in current assets and $96,937 in current liabilities. The Company does not have adequate working capital for its current operations and does not have sufficient capital to fund its proposed operations.

Effect of Inflation

Inflation did not have any significant effect on the operations of the Company during the three months ended June 30, 2000. Further, inflation is not expected to have any significant effect on future operations of the Company.

Plan of Operation.   DATAPOWER USA, Inc. over the next twelve months intends to market and distribute the products and licenses it has acquired and to utilize the World Wide Web in the implementation of its planned business operations. Management possesses the experience to implement its business plan.

DATAPOWER USA, Inc. shall seek to maintain low operating expenses while commencing operations and increasing operating revenues. DATAPOWER USA, Inc. is
focusing on maintaining a low cost administrative approach.   However, increased
marketing expenses will probably occur in future periods as DATAPOWER USA, Inc. attempts to further increase its marketing and sales efforts.

                                   MANAGEMENT

Officers and Directors. Pursuant to the Articles of Incorporation, each Director shall serve until the annual meeting of the stockholders, or until his successor is elected and qualified. DATAPOWER USA, Inc. basic philosophy mandates the inclusion of directors who will be representative of management, employees and the minority shareholders of DATAPOWER USA, Inc. Directors may only be removed for "cause". The term of office of each officer of DATAPOWER USA, Inc. is at the pleasure of DATAPOWER USA, Inc. Board.

The principal executive officers and directors of DATAPOWER USA, Inc. are as follows:

Name                          Position

Brian Harris                  President, Director
John Gilliss Perry            Director
Phillip Wong                  Director, Secretary, Treasurer

All of the above officers and directors began their terms from the inception of DATAPOWER USA, INC. established on or about March 16, 1998.

Brian Harris, President, Director. Mr. Harris, 57, has over 25 years international business experience including establishment of a number of successful companies listed on the Australian, Canadian and United States markets. He was one of the Founders of EFTech Ltd., which pioneered EFT / POS into the Australian market. He also was a Founder of Best Available Seating Services (BASS), which is known today as Ticketmaster and is currently a Founder and Director of DataPower USA, Inc.

Phillip Wong, Secretary, Treasurer, Director. Mr. Wong, 40, has been in the Financial Services industry since 1982 to present. From 1982 to 1992, he was a Stockbroker in Vancouver Canada with Yorkton Securities Inc. and Wolverton Securities Ltd. specializing in IPO's, RTO's and mergers. Since then, he has acted as an Independent Consultant in the restructuring, sale and purchase of Public Companies. He has had extensive experience in arranging seed and venture capital for start-ups and junior companies and in the project management process of going public. He is a founder and director of DataPower USA, Inc.

John Gilliss Perry, Director. Mr. Perry has extensive experience managing complex networked computer systems for the government, and spent several years in private industry as president or director in video over POTS security, VTC companies. Presently, Mr. Perry serves as president and director of World Wide Video, Inc., a Colorado company headquartered in Virginia. Mr. Perry graduated from Randolph-Macon College with a Bachelor of Science degree in Mathematics in 1967 and from the University of Maryland with an Masters of Science degree in Computer Science in 1976.

Remuneration: To date, none of the officers have received any compensation.

Board of Directors Compensation. Members of the Board of Directors will receive as yet to be determined compensated per meeting if said Directors are not separately compensated by DATAPOWER USA, Inc. and will be required to attend a minimum of four meetings per fiscal year. All expenses for meeting attendance or out of pocket expenses connected directly with their Board representation will be reimbursed by DATAPOWER USA, Inc. Director liability insurance may be provided to all members of the Board of Directors. DATAPOWER USA, Inc. has not yet obtained such insurance and does not have any specifics for available cost and coverage. DATAPOWER USA, Inc. does not have a specific time frame to obtain the insurance. No differentiation is made in the compensation of "outside directors" and those officers of DATAPOWER USA, Inc. serving as directors.

Conflicts of Interest Policy. DATAPOWER USA, Inc. has adopted a policy that any transactions with directors, officers or entities of which they are also officers or directors or in which they have a financial interest, will only be on terms consistent with industry standards and approved by a majority of the disinterested directors of DATAPOWER USA, Inc. Board of Directors. The Bylaws of DATAPOWER USA, Inc. provide that no such transactions by DATAPOWER USA, Inc. shall be either void or voidable solely because of such relationship or interest of directors or officers or solely because such directors are present at the meeting of the Board of Directors of DATAPOWER USA, Inc. or a committee thereof which approves such transactions, or solely because their votes are counted for such purpose if: (i) the fact of such common directorship or financial interest is disclosed or known by the Board of Directors or committee and noted in the minutes, and the Board or committee authorizes, approves or ratifies the contract or transaction in good faith by a vote for that purpose without counting the vote or votes of such interested directors; or (ii) the fact of such common directorship or financial interest is disclosed to or known by the shareholders entitled to vote and they approve or ratify the contract or transaction in good faith by a majority vote or written consent of shareholders holding a majority of the common shares entitled to vote (the votes of the common or interested directors or officers shall be counted in any such vote of shareholders), or (iii) the contract or transaction is fair and reasonable to DATAPOWER USA, Inc. at the time it is authorized or approved. In addition, interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors of DATAPOWER USA, Inc. or a committee thereof which approves such transactions.

Indemnification. DATAPOWER USA, Inc. shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Colorado, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of DATAPOWER USA, Inc., or served any other enterprise as director, officer or employee at the request of DATAPOWER USA, Inc. The Board of Directors, in its discretion, shall have the power on behalf of DATAPOWER USA, Inc. to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee of DATAPOWER USA, Inc.

Pursuant to DATAPOWER USA, Inc. bylaws, DATAPOWER USA, Inc. shall have the right to indemnify, to purchase indemnity insurance for, and to pay and advance expenses to, Directors, Officers and other persons who are eligible for, or entitled to, such indemnification, payments or advances, in accordance with and subject to the provisions of the Colorado Business Corporation Act and any amendments thereto, to the extent such indemnification, payments or advances are either expressly required by such provisions or are expressly authorized by the Board of Directors within the scope of such provisions. The right of DATAPOWER USA, Inc. to indemnify such persons shall include, but not be limited to, the authority of DATAPOWER USA, Inc. to enter into written agreements for indemnification with such persons.

Subject to the provisions of Colorado Revised Civil Statues and any amendments thereto, a Director of the Company shall not be liable to the Company or its shareholders for monetary damages for an act or omission in the Director's capacity as a Director, except that this provision does not eliminate or limit the liability of a Director to the extent the Director is found liable for:

1) a breach of the Director's duty of loyalty to the Company or its shareholders;

2) an act or omission not in good faith that constitutes a breach of duty of the Director to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law;

3) A transaction from which the Director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the Director's office; or

4) an act or omission for which the liability of a Director is expressly provided by an applicable statute.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of DATAPOWER USA, Inc., DATAPOWER USA, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by DATAPOWER USA, Inc. of expenses incurred or paid by a director, officer or controlling person of DATAPOWER USA, Inc. in the successful defense of any action, suit or proceedings) is asserted by such director, officer, or controlling person in connection with any securities being registered, DATAPOWER USA, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issues.

INDEMNIFICATION OF OFFICERS OR PERSONS CONTROLLING DATAPOWER USA, INC. FOR LIABILITIES ARISING UNDER THE SECURITIES ACT OF 1933, IS HELD TO BE AGAINST PUBLIC POLICY BY THE SECURITIES AND EXCHANGE COMMISSION AND IS THEREFORE UNENFORCEABLE.

                              CERTAIN TRANSACTIONS

In early 1998, DataPower USA, Ltd. issued to Brian Harris, its President and Phil Wong, Secretary and Treasurer, 2,000,000 shares each of its common stock in exchange for cash consideration and services valued at $23,500 from each of them. These shares are restricted securities.

During 1999, the Company acquired international licenses for advanced compression technologies and products from WorldWide Video, Inc (WWV) in exchange for the issuance of 250,000 shares of DataPower USA, Inc.'s common stock and certain shares to be issued in the Company's subsidiary, VideoPower which shares have not yet been issued.

In 1998, DataPower USA, Inc. conducted an offering under Rule 504 of the Securities Act of 1933, as amended. DataPower raised $35,000 and issued 3,500,000 shares of its common stock to 12 investors. Later in 1998, DataPower conducted another offering under Rule 504. DataPower raised $100,000 and issued 2,000,000 shares of its common stock to a total of eight investors.

In late 1999 and during 2000, DataPower USA, Inc. borrowed a total of $131,999. DataPower will repay these loans from the proceeds of this offering. The lenders were non-affiliates of the Company and the loans bear interest at twelve percent (12%). One of the lenders, 470721 BC Ltd., is also a shareholder of DataPower and is controlled by the brother of Phil Wong, Secretary and Treasurer of DataPower. 470721 BC Ltd. lent a total of $34,937.25 to DataPower. Although certain of these loans are presently past due, the lenders have verbally agreed to wait to be repaid from the proceeds of this offering.

In March, 1998, DataPower entered into a Management Agreement with PW Management Consulting Inc. This agreement was for a term of three years and is due to expire in March, 2001. PW Management Consulting Inc. is owned by Phil Wong, Secretary and Treasurer of the Company. DataPower has paid Mr. Wong approximately $61,000 under this Agreement over the last two years. DataPower USA, Ltd. pays $500 per month for rent under this agreement, a management fee of $2,445 per month and reimburses Mr. Wong for his office and travel expenses incurred on behalf of DataPower USA, Inc.

In March, 1998, DataPower entered into a Management Agreement with MSI Marketing Services International. This agreement was for a term of three years and is due to expire in March, 2001. MSI Marketing Services International is owned by Brian Harris, President of the Company. DataPower has paid Mr. Harris approximately $37,500 under this Agreement over the last two years for consulting services.

In April, 1998, DataPower entered into an agreement with National Executive Trade, Inc., a company in which Brian Harris, President of DataPower, is its president and controlling shareholder. Pursuant to that agreement, National Executive Trade transferred all right, title and interest it owned in a license granted to it by World Wide Video, Inc., a Colorado corporation in which John Gillis Perry, a Director of DataPower, is the president and controlling shareholder. DataPower issued 1,350,000 shares of its common stock to National Executive Trade in exchange for the assignment of the World Wide Video license. In August, 1999, the agreement with National Executive Trade was rescinded and the 1,350,000 shares are to be canceled.

On June 8, 2000, the Company received an advance of $25,000 from Regeena, Inc., whose name has subsequently been changed to Ameridian Ventures, Inc., a Canadian company in which Brian Harris, President of DataPower, is a director. This advance is due to be repaid at some time in the future as the Company can afford to do so.

In April, 2000, DataPower entered into an option agreement to acquire Interactive Innovations, Inc., a Kansas corporation. Upon payment of the option price of $150,000, of which $50,000 has been paid thus far, DataPower will have an option to acquire 51% of Interactive Innovations. Interactive Innovations has developed a proprietary ad-serving system for use on the Internet. The purchase price for 51% of Interactive Innovations is $2.5 million. The option price of $150,000 is non-refundable. If and when DataPower purchases Interactive Innovations, DataPower will hire its president for five years and will place five percent (5%) of DataPower's Interactive Innovations common stock in a voting trust to be controlled by Interactive Innovations' president for five years. DataPower will appoint two directors while Interactive will appoint three directors, also for five years. For 180 days after DataPower acquires the 51% interest in Interactive Innovations, Interactive will have the right to buy back this interest upon payment of $6,250,000 and with DataPower retaining ten percent (10%) of its shares. Also, DataPower, upon acquisition of the 51% interest, will be granted an option to purchase the remaining 49% by May 1, 2005 upon terms and conditions to be determined by the parties. DataPower USA has entered into a Joint Memorandum of Understanding with Ameridian Ventures, Inc., a British Columbia company, in which Brian Harris, director and President of DataPower is also a director, for Ameridian to acquire the Interactive contract Under the terms of this Joint MOU, Ameridian Ventures has the right to assume DataPower's position in the first option to acquire 51% of Interactive Innovations, however DataPower retains a right to acquire the remaining 49% of Interactive Innovations DataPower has also negotiated the right to subscribed up to 4,000,000 of Ameridian Ventures's Private Placement Unit Offering at $.55 per unit.

In September, 1999, DataPower USA, Inc. entered into an agreement with CyberNET Express Company, a California corporation, which agreement was modified in February, 2000. CyberNET Express has an exclusive license with respect to pocket mailbox and replicating network technology which is referred to as "Private Delivery." Under the terms of the agreement, DataPower USA, Inc. is to pay $1.5 million to acquire 70% of CyberNET's common shares. Thus far, DataPower has paid a total of $135,000 of the $1.5 million, leaving a balance of $1,350,000 due to complete the acquisition. As part of its agreement with CyberNET, DataPower and CyberNET are to create a joint venture which will be owned 70% by DataPower and 30% by CyberNET. Upon completion of this agreement, DataPower anticipates utilizing its subsidiary, Private Delivery, Inc., a Nevada corporation, as the joint venture vehicle for the CyberNET agreement. The president of CyberNET will be president of Private Delivery, upon terms and conditions to be negotiated between the parties. DataPower USA, Inc. has granted to Ballad Enterprises Ltd. a Canadian Venture Exchange listed company, the right to acquire the rights to market and distribute the CyberNet technology in the European Common Markets in consideration of certain financing commitments.

                             PRINCIPAL SHAREHOLDERS

There are currently 11,600,000 common shares issued and outstanding. The following tabulates holdings of shares of DataPower USA, Inc. by each person who, subject to the above, at the date of Memorandum, holds of record or is known by Management to own beneficially more than 5% of the common shares and, in addition, by all directors and officers of DataPower USA, Inc. individually and as a group.

                            Shareholdings at Date of
                                 This Prospectus

                                                                  Percentage
                                                                  of Outstanding
                                                                  Shares as
                                                                  Adjusted to
                                                                  Reflect
                                        Percentage  Shares        Conclusion
                        Number          Prior to    Owned After   of the
Name and Address        of Shares(1)    Offering    Offering(2)   Offering


Brian Harris(3)         2,000,000       17.24%      2,000,000     15.27%
101-1425 West Pender
Vancouver, B.C.
Canada V6G 2S3

Phil Wong(3)            2,000,000       17.24%      2,000,000     15.27%
1425 West Pender
Vancouver, B.C.
Canada V6G 2S3

National Executive

      Trade, Inc.(4)    1,350,000       11.64%      1,350,000     10.31%
101-1425 West Pender
Vancouver, B.C.
Canada V6G 2S3

John Gillis Perry(3)(5)   250,000        2.16%        250,000      1.91%
14327 Smith Road
Culpepper, VA 22701

Officers and Directors
 As a Group (3 persons) 4,250,000       36.64%      4,250,000     32.45%

(1) Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, beneficial ownership of a security consists of sole or shared voting power (including the power to vote or direct the voting) and/or sole or shared investment power (including the power to dispose or direct the disposition) with respect to a security whether through a contract, arrangement, understanding, relationship or otherwise. Unless otherwise indicated, each person indicated above has sole power to vote, or dispose or direct the disposition of all shares beneficially owned, subject to applicable community property laws.

(2)Assumes sale of all common shares being registered herein.

(3)Denotes officer or director of DataPower USA, Inc.

(4)Mr. Harris is the president and majority shareholder of National Executive Trade, Inc. These shares are to be canceled pursuant to an agreement reached with the Company.

(5) Mr. Perry is president of World Wide Video, Inc., a Colorado corporation, which owns 250,000 shares of DataPower USA, Inc.'s common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

DATAPOWER USA, Inc. currently has 11,600,000 shares of common stock outstanding. Of these, 5,600,000 common shares will be "restricted securities" after the offering and may be sold in compliance with Rule 144 adopted under the Securities Act of 1933, as amended. Other securities may be issued in the future in private transactions pursuant to an exemption from the Securities Act. Rule 144 provides, in essence, that a person who has held restricted securities for a period of one year may sell every three months in a brokerage transaction or with a market maker an amount equal to the greater of 1% of DATAPOWER USA, Inc. outstanding shares or the average weekly trading volume, if any, of the shares during the four calendar weeks preceding the sale.

Nonaffiliates may each sell, without limitation, shares held for two years. DATAPOWER USA, Inc. will make application for the listing of its Shares in the over-the-counter market. Sales under Rule 144 may, in the future, depress the price of DATAPOWER USA, Inc. common shares in the over-the-counter market, should a market develop. Prior to this offering there has been no public market for the common stock of DATAPOWER USA, Inc. The effect, if any, of a public trading market or the availability of shares for sale at prevailing market prices cannot be predicted. Nevertheless, sales of substantial amounts of shares in the public market could adversely effect prevailing market prices.

                  MARKET FOR REGISTRANT'S COMMON EQUITY AND
                           RELATED STOCKHOLDER MATTERS

Prior to this offering, there has been no market for DATAPOWER USA, Inc. common stock. DATAPOWER USA, Inc. has applied to have its common stock traded on the OTC Electronic Bulletin Board. If DATAPOWER USA, Inc.'s common stock is not accepted for trading on the OTC Electronic Bulletin Board, DATAPOWER USA, Inc. will list its common shares in the "pink sheets."

Holders. The approximate number of holders of DATAPOWER USA, Inc.'s common shares, $.0001 par value common stock, as of September 30, was 35.

Dividends. Holders of DATAPOWER USA, Inc. common stock are entitled to receive such dividends as may be declared by its Board of Directors.

Broker-Dealer Sales of Company Securities. Until DATAPOWER USA, Inc. successfully obtains a listing on the NASDAQ quotation system, if ever, DATAPOWER USA, Inc. securities may be covered by Rule 15g-2 under the Securities Exchange Act of 1934 that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rule, the broker-dealer must make a special suitability determination of the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. In order to approve a person's account for transactions in designated securities, the broker or dealer must (i) obtain information concerning the person's financial situation, investment experience and investment objectives; (ii) reasonably determine, based on the information required by paragraph (i) that transactions in designated securities are suitable for the person and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the rights of transactions in designated securities; and (iii) deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination required by paragraph (ii) in this section, stating in a highlighted format that it is unlawful for the broker or dealer to effect a transaction in a designated security subject to the provisions of paragraph (ii) of this section unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person; and stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person's financial situation, investment experience and investment objectives and obtain from the person a manually signed and dated copy of the written statement. A "designated security" means any equity security other than a security (i) registered, or approved for registration upon notice of issuance on a national securities exchange that makes transaction reports available pursuant to 17 CFR 11Aa3-1;
(ii) authorized or approved for authorization upon notice of issuance, for quotation in the NASDAQ system; (iii) that has a price of five dollars or more; or (iv) whose issuer has net tangible assets in excess of $2,000,000 demonstrated by financial statements dated less than fifteen months previously that the broker or dealer has reviewed and has a reasonable basis to believe are true and complete in relation to the date of the transaction with the person. Consequently, the rule may affect the ability of broker-dealers to sell DATAPOWER USA, Inc.'s securities and also may affect the ability of purchasers in this offering to sell their shares in the secondary market.

DATAPOWER USA, Inc. securities will likely trade below $5.00 and such securities will be subject to the penny stock rules discussed above.

                            DESCRIPTION OF SECURITIES

Qualification. The following statements constitute brief summaries of DATAPOWER USA, Inc. Articles of Incorporation and Bylaws, as amended. Such summaries do not purport to be complete and are qualified in their entirety by reference to the full text of the Articles of Incorporation and Bylaws.

DATAPOWER USA, Inc.'s Articles of Incorporation authorize it to issue up to 100,000,000 common shares, par value $.0001. Shares of common stock purchased in this offering will be fully paid and non-assessable.

Common Stock. Each record holder of common stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote. Cumulative voting for the election of directors is not permitted by the Articles of Incorporation. The holders of outstanding shares of common stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds and, in the event of liquidation, dissolution or winding up of the affairs of DATAPOWER USA, Inc., holders are entitled to receive, ratably, the net assets of DATAPOWER USA, Inc. available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation. Holders of outstanding common shares are, and all unissued shares when offered and sold will be, duly authorized, validly issued, fully paid, and nonassessable. To the extent that additional common shares are issued, the relative interest of then-existing stockholders may be diluted.

There are currently 11,600,000 common shares issued and outstanding.

Preferred Stock. DATAPOWER USA, Inc.'s Articles of Incorporation authorize the issuance of 10,000,000 shares of $.01 par value preferred stock. The Board of Directors of DATAPOWER USA, Inc. is authorized to issue the preferred stock from time to time in series and is further authorized to establish such series, to fix and determine the variations in the relative rights and preferences as between series, to fix voting rights, if any, for each series, and to allow for the conversion of preferred stock into Common Stock.
No preferred stock has been issued by DATAPOWER USA, Inc.

Transfer Agent. United Stock Transfer acts as transfer agent for DATAPOWER USA, Inc.

                                  LEGAL MATTERS

The due issuance of the common shares offered hereby will be opined upon for DATAPOWER USA, Inc. by Claudia J. Zaman, Attorney-At-Law, in which opinion Counsel will rely on the validity of the Certificate and Articles of Incorporation issued by the State of Colorado, as amended and the representations by the management of DATAPOWER USA, Inc. that appropriate action under Colorado law has been taken by DATAPOWER USA, Inc.

                                LEGAL PROCEEDINGS

DATAPOWER USA, Inc. is not involved in any legal proceedings as of the date of this prospectus.

                                     EXPERTS

The audited financial statements included in this prospectus have been so included in reliance on the report of Amisano Hanson Chartered Accountants, on the authority of such firm as experts in auditing and accounting.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

None of the experts or counsel named in the prospectus are affiliated with DATAPOWER USA, Inc.

                              FINANCIAL STATEMENTS

Index to Financial Statements

Independent Auditor's Report dated July 19, 2000

Balance Sheet as of June 30, 2000

Statement of Operations for the period from inception (March 16, 1998) to June 30, 2000

Statement of Changes in Stockholders' Equity For The Period From Inception (March 16, 2000) to June 30, 2000

Statements of Cash Flows For The Period From Inception (March 16, 2000) to June 30, 2000

Notes to Financial Statements

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Bellevue, State of Washington on November 10, 2000.

                                    DATAPOWER USA, INC.


                                    By: /s/ Brian Harris
                                       ----------------------------------------
                                       Brian Harris, President


                                    By: /s/ Phillip Wong
                                       ---------------------------------------
                                       Phillip Wong, Treasurer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


November 14, 2000                    /s/ Brian Harris
                                    ------------------------------------------
                                    Brian Harris, President, Director

November 14, 2000                    /s/ Phillip Wong
                                    ------------------------------------------
                                    Phillip Wong, Secretary, Treasurer, Director


November 14, 2000                    /s/ John Gillis Perry
                                    ------------------------------------------
                                    John Gillis Perry, Director

Item 27. Exhibit Index.

(1)                     Not Applicable
(2)                     Not Applicable
(3)                     Articles of Incorporation
(3.1)                   Bylaws
(4)                     Specimen certificate for common stock
(5)                     Consent and Opinion of Claudia J. Zaman regarding
                        legality of securities registered under this Registration Statement and to the references to such attorney in the prospectus filed as part of this Registration Statement
(6)                     Not Applicable
(7)                     Not Applicable
(8)                     Not Applicable
(9)                     Not Applicable
(10)                    Not Applicable
(11)                    Not Applicable
(12)                    Not Applicable
(13)                    Not Applicable
(14)                    Not Applicable
(15)                    Not Applicable
(16)                    Not Applicable
(17)                    Not Applicable
(18)                    Not Applicable
(19)                    Not Applicable
(20)                    Not Applicable
(21)                    Not Applicable
(22)                    Not Applicable
(23)                    Consent of Amissano & Hanson
(24)                    Not Applicable
(25)                    Not Applicable
(26)                    Not Applicable
(27)                    Financial Data Schedule
(28)                    Not Applicable

Item 28. Undertaking.

The undersigned registrant hereby undertakes:

(a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the Registration Statement.

(iii) To include any additional or changed material information on the plan of distribution.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Delivery of Certificates. The undersigned registrant hereby undertakes to provide to the Transfer Agent at the closing, certificates in such denominations and registered in such names as are required by the Transfer Agent to permit prompt delivery to each purchaser.

(c) Indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth in DataPower's Articles of Incorporation or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                               DATAPOWER USA, INC.

                          (A Development Stage Company)

                  REPORT AND CONSOLIDATED FINANCIAL STATEMENTS

                    June 30, 2000, October 31, 1999 and 1998

                             (Stated in US Dollars)

TERRY AMISANO LTD.                                                AMISANO HANSON

KEVIN HANSON, C.A.                                         Chartered Accountants

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders,
DataPower USA, Inc.

We have audited the accompanying consolidated balance sheets of DataPower USA, Inc. (A Development Stage Company) as at June 30, 2000, October 31, 1999 and 1998 and the consolidated statements of operations, stockholders' equity and cash flows for the eight month period ended June 30, 2000 and year ended October 31, 1999 and for the period March 16, 1998 (Date of inception) to October 31, 1998 and for the period March 16, 1998 (Date of inception) to June 30, 2000. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the consolidated financial position of DataPower USA, Inc. as at June 30, 2000, October 31, 1999 and 1998 and the consolidated results of its operations and cash flows for the eight month period ended June 30, 2000 and the year ended October 31, 1999 and for the period March 16, 1998 (Date of inception) to October 31, 1998 and for the period March 16, 1998 (Date of inception) to June 30, 2000, in accordance with generally accepted accounting principles in the United States.

The accompanying consolidated financial statements referred to above have been prepared assuming that the company will continue as a going concern. As discussed in Note 1 to the financial statements, the company is in the development stage, and has no established source of revenue and is dependent on its ability to raise capital from shareholders or other sources to sustain operations. These factors, along with other matters as set forth in Note 1, raise substantial doubt that the company will be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Vancouver, Canada                                               "AMISANO HANSON"
July 19, 2000                                              Chartered Accountants

SUITE 604 - 750 WEST PENDER STREET,                    Telephone: (604) 689-0188
VANCOUVER, BC, CANADA, V6C 2T7                         Facsimile: (604) 689-9773
                                                       E-MAIL:  amishan@istar.ca

                               DATAPOWER USA, INC.
                          (A Development Stage Company)
                           CONSOLIDATED BALANCE SHEETS
                    June 30, 2000, October 31, 1999 and 1998
                             (Stated in US Dollars)

                                                        June 30,    October 31,    October 31,
                                                         2000          1999           1998
                                                         ----          ----           ----
                          ASSETS
Current
   Cash and cash equivalents                           $   2,996    $  15,400      $  10,080
   Accounts receivable - Notes 4, 7, 9 and 10                135        1,135            135
   Share subscriptions receivable - Note 7                    --           --         35,000
   Prepaid expenses - Note 7                               6,250           --         11,213
                                                       ---------    ---------      ---------
                                                           9,381       16,535         56,428
Capital assets - Note 3                                    5,585        5,069          4,823
Convertible loan receivable - Note 6                          --           --         50,000
Investment in World Wide Video, Inc. - Notes 4 and 9      50,000       50,000             --
Advance on business acquisitions - Note 5                160,000           --             --
                                                       ---------    ---------      ---------
                                                       $ 224,966    $  71,604      $ 111,251
                                                       =========    =========      =========
                       LIABILITIES
Current
   Accounts payable and accrued liabilities - Note 7   $  89,332    $  83,582      $  71,220
   Loans payable - Note 8                                131,999       13,355             --
   Advances payable - Note 5                             125,000           --             --
                                                       ---------    ---------      ---------
                                                         346,331       96,937         71,220
Deferred credit - Note 5                                  25,000           --             --
                                                       ---------    ---------      ---------
                                                         371,331       96,937         71,220
                                                       ---------    ---------      ---------
            STOCKHOLDERS' EQUITY (DEFICIENCY)
Capital stock - Notes 9 and 11                           182,185      182,185        182,185
Deficit accumulated during the development stage        (328,550)    (207,518)      (142,154)
                                                       ---------    ---------      ---------
                                                        (146,365)     (25,333)        40,031
                                                       ---------    ---------      ---------
                                                       $ 244,966    $  71,604      $ 111,251
                                                       =========    =========      =========

Nature and Continuance of Operations - Note 1
Commitments - Notes 5, 6 and 11
Subsequent Events - Note 11

APPROVED BY THE DIRECTORS:

        "Phil Wong"                              "Brian Harris"
         ---------                                ------------
                            , Director                                , Director
----------------------------             ----------------------------

                             SEE ACCOMPANYING NOTES

                               DATAPOWER USA, INC.
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                for the eight month period ended June 30, 2000,
                      for the year ended October 31, 1999,
   for the period March 16, 1998 (Date of Inception) to October 31, 1998 and
       for the period March 16, 1998 (Date of Inception) to June 30, 2000
                             (Stated in US Dollars)

                                                                                                   March 16, 1998
                                           (8 months)        (12 months)        (7 1/2 months)   (Date of Inception)
                                            June 30,          October 31,        October 31,        to June 30,
                                              2000               1999               1998               2000
                                              ----               ----               ----               ----
Revenue
   Interest                               $        505       $        162       $        465       $      1,132
                                          ------------       ------------       ------------       ------------
Administrative Expenses
   Accounting, audit  and legal fees
    - Note 7                                    11,743              7,269              9,752             28,764
   Amortization                                  1,111              1,658                827              3,596
   Consulting fees                              15,375                 --             74,243             89,618
   Interest and bank charges                     5,525                163                452              6,140
   Management fees - Note 7                     38,858             20,689             12,069             71,616
   Office and miscellaneous                      3,775              3,085              1,752              8,612
   Rent - Note 7                                 4,000              6,000              5,079             15,079
   Telephone - Note 7                            9,408             12,439              8,814             30,661
   Transfer agent and filing fees                1,050              1,550              2,488              5,088
   Travel and entertainment - Note 7            30,692             12,673             27,143             70,508
                                          ------------       ------------       ------------       ------------
                                               121,537             65,526            142,619            329,682
                                          ------------       ------------       ------------       ------------
Net loss for the period                   $   (121,032)      $    (65,364)      $   (142,154)      $   (328,550)
                                          ============       ============       ============       ============

Net loss per share                        $      (0.01)      $      (0.01)      $      (0.02)
                                          ============       ============       ============

Weighted average shares outstanding         11,350,000         11,350,000          8,107,143
                                          ============       ============       ============

                             SEE ACCOMPANYING NOTES

                               DATAPOWER USA, INC.
                          (A Development Stage Company)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
       for the eight month period ended June 30, 2000, for the year ended
      October 31, 1999, for the period March 16, 1998 (Date of Inception)
             to October 31, 1998 and for the period March 16, 1998
                      (Date of Inception) to June 30, 2000
                             (Stated in US Dollars)

                                                                                               March 16, 1998
                                              (8 months)      (12 months)    (7 1/2 months)  (Date of Inception)
                                               June 30,       October 31,      October 31,       to June 30,
                                                 2000            1999            1998               2000
                                                 ----            ----            ----               ----
Cash flows from operating activities:
   Net loss for the period                    $(121,032)      $ (65,364)      $(142,154)         $(328,550)
   Add items not affecting cash:
     Amortization                                 1,111           1,658             827              3,596
     Consulting fees                                 --              --              50                 50
                                              ---------       ---------       ---------          ---------
                                               (119,921)        (63,706)       (141,277)          (324,904)
   Net changes in non-cash working
    capital items related to operations:
     Accounts receivable                          1,000          (1,000)             --                 --
     Share subscriptions receivable                  --          35,000         (35,000)                --
     Prepaid expenses                            (6,250)         11,213         (11,213)            (6,250)
     Accounts payable and accrued
      liabilities                                 5,750          12,362          71,220             89,332
     Deferred credit                             25,000              --              --             25,000
                                              ---------       ---------       ---------          ---------
Net cash used in operating activities           (94,421)         (6,131)       (116,270)          (216,822)
                                              ---------       ---------       ---------          ---------
Cash flow used in Investing
 Activities
   Convertible loan receivable                       --          50,000         (50,000)                --
   Advance on business acquisitions            (160,000)             --              --           (160,000)
   Capital asset additions                       (1,627)         (1,904)         (5,650)            (9,181)
   Investment in WorldWide
    Video, Inc.                                      --         (50,000)             --            (50,000)
                                              ---------       ---------       ---------          ---------
                                               (161,627)         (1,904)        (55,650)          (219,181)
                                              ---------       ---------       ---------          ---------
Cash flow from Financing Activities
   Loans payable                                118,644          13,355              --            131,999
   Advances payable                             125,000              --              --            125,000
   Issuance of common stock                          --              --         182,000            182,000
                                              ---------       ---------       ---------          ---------
                                                243,644          13,355         182,000            438,999
                                              ---------       ---------       ---------          ---------
Increase (decrease) in cash and cash
 equivalents for the period                     (12,404)          5,320          10,080              2,996
                                              ---------       ---------       ---------          ---------
Cash and cash equivalents, beginning
 of period                                       15,400          10,080              --                 --
                                              ---------       ---------       ---------          ---------
Cash and cash equivalents, end of
 period                                       $   2,996       $  15,400       $  10,080          $   2,996
                                              =========       =========       =========          =========
Non-cash Transactions - Note 10

                             SEE ACCOMPANYING NOTES

                               DATAPOWER USA, INC.
                          (A Development Stage Company)
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
       for the eight month period ended June 30, 2000, for the year ended
     October 31, 1999 and for the period March 16, 1998 (Date of Inception)
                               to October 31, 1998
                             (Stated in US Dollars)

                                                                                               Deficit
                                                                                             Accumulated
                                                                             Additional      During the
                                                    Common Stock              Paid-in        Development
                                                 Shares        Amount         Capital           Stage           Total
                                                 ------        ------         -------           -----           -----
Issued for cash:
  - Initial shares to founder- at $0.01175      4,000,000   $        400    $     46,600                    $     47,000

  - Private placement         - at $0.01        3,500,000            350          34,650                          35,000

  - Private placement         - at $0.05        2,000,000            200          99,800                         100,000

Issued for services rendered - at $0.0001         500,000             50               -                              50

Issued as per asset purchase agreement
 - Note 6                   - at $0.0001        1,350,000            135               -                             135

Net loss for the period                                                                         (142,154)       (142,154)
                                               ----------   ------------    ------------    ------------    ------------
Balance, October 31, 1998                      11,350,000          1,135         181,050        (142,154)         40,031

Net loss for the year                                                                            (65,364)        (65,364)
                                               ----------   ------------    ------------    ------------    ------------
Balance, October 31, 1999                      11,350,000          1,135         181,050        (207,518)        (25,333)

Net loss for the period                                                                         (121,032)       (121,032)
                                               ----------   ------------    ------------    ------------    ------------
Balance, June 30, 2000                         11,350,000          1,135         181,050    $   (328,550)   $   (146,365)
                                               ==========   ============    ============    ============    ============

                             SEE ACCOMPANYING NOTES

                               DATAPOWER USA, INC.
                          (A Development Stage Company)
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                    June 30, 2000, October 31, 1999 and 1998
                             (Stated in US Dollars)

Note 1      Nature and Continuance of Operations

            DataPower USA, Inc. is a development stage company. The company was incorporated in the State of Colorado on March 16, 1998. The company was formed to develop and sell video telephony and communications related products either through its own efforts or through acquisition.

            These consolidated financial statements have been prepared on a going concern basis. The company has a working capital deficiency of $336,950 as at June 30, 2000 and has accumulated losses of $328,550 since inception. Its ability to continue as a going concern is dependent upon the ability of the company to generate profitable operations in the future and/or to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The outcome of these matters cannot be predicted, with any certainty, at this time.

            The company has historically satisfied its capital needs primarily by issuing equity securities. Management of the company plans to continue to provide for its capital needs during the year ended October 31, 2000 by the continued development of its business. In addition, the company's capital requirements during the year ended October 31, 2000 will be supplemented by issuing equity securities. These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that may be necessary should the company be unable to continue as a going concern.

Note 2      Summary of Significant Accounting Principles

            The consolidated financial statements of the company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involved the use of estimates which have been made using careful judgement. Actual results may differ from these estimates.

            The consolidated financial statements, in management's opinion, have been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

            (a)   Development Stage Company

                  The company is a development stage company as defined in Statement of Financial Accounting Standards No. 7.

            (b)   Principles of Consolidation

                  These consolidated financial statements include the accounts of DataPower USA, Inc. and its wholly owned subsidiaries, VideoPower, Inc. and Private Delivery, Inc., both companies incorporated in the State of Nevada. All significant inter-company transactions and balances have been eliminated.

            (c)   Cash Equivalents

                  The company considers all highly liquid debt instruments capable of redemption within three months or less to be cash equivalents.

Datapower USA, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
June 30, 2000, October 31, 1999 and 1998 - Page 2
(Stated in US Dollars)


Note 2      Summary of Significant Accounting Principles - (cont'd)

            (d)   Capital Assets and Amortization

                  Capital assets are recorded at historical cost. Amortization is calculated at the following rates:

                     Office equipment         20% declining balance basis
                     Computer equipment       30% declining balance basis

            (e)   Investments

                  The Company accounts for its investments at cost.

            (f)   Income Taxes

                  The company uses the liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes".

            (g)   Deferred Credit

                  Deferred credit represent funds advanced for specific joint venture costs. These funds will be applied to costs incurred once the joint venture has been established.

            (h)   Basic Loss per Share

                  The company reports basic loss per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Basic loss per share is computed using the weighted average number of shares outstanding during the years. Diluted loss per share has not been provided as it would be antidilutive.

            (i)   Foreign Currency Translation

                  Foreign currency transactions are translated into U.S. dollars, the functional and reporting currency, by the use of the exchange rate in effect at the date of the transaction, in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation". At each balance sheet date, recorded balances that are denominated in a currency other than US dollars are adjusted to reflect the current exchange rate.

            (j)   Fair Market Value of Financial Instruments

                  The carrying value of cash and cash equivalents, accounts receivable, share subscriptions receivable, convertible loan receivable, accounts payable and accrued liabilities, loans payable and advances payable approximate fair value because of the short maturity of those instruments.

Datapower USA, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
June 30, 2000, October 31, 1999 and 1998 - Page 3
(Stated in US Dollars)


Note 3      Capital Assets

                                                                                 Net Carrying Amount
                                                       Accumulated      June 30,      October 31,     October 31,
                                           Cost        Amortization       2000           1999            1998
                                           ----        ------------       ----           ----            ----
             Office equipment          $     1,164     $       315    $       849     $       979     $       348
             Computer equipment              8,017           3,281          4,736           4,090           4,475
                                       -----------     -----------    -----------     -----------     -----------
                                       $     9,181     $     3,596    $     5,585     $     5,069     $     4,823
                                       ===========     ===========    ===========     ===========     ===========

Note 4      Investment in World Wide Video, Inc.

            On June 23, 1998 the company entered into an agreement with National Executive Trade, Inc. ("NETI") a Nevada corporation, to acquire all of its assets and liabilities. In consideration, the company issued 1,350,000 shares of the company's common stock. NETI was a related company by virtue of common directors. NETI's significant asset was the right, title and interest in a license to manufacture, sell and distribute products based on technology licensed by World Wide Video Inc. ("WWV").

            The company was unable to close this agreement and consequently recorded this issuance at par value of the stock of $0.0001 per share or $135 and a receivable of the same amount for the return to treasury and cancellation of the stock.

            On August 9, 1999 (effective August 31, 1998), the company rescinded the June 23, 1998 agreement and are holding 1,275,000 shares and are awaiting the 75,000 shares before returning all of the shares to treasury for cancellation.

            On August 31, 1998 the company advanced $50,000 as a convertible debenture to WWV as part of the August 31, 1998 direct license agreement (Note 6). WWV is a related company by virtue of common directors. The convertible debenture is unsecured and non-interest bearing. During the year ended October 31, 1999, upon delivery of two working prototypes, the debenture was converted into 250,000 common shares of WWV.

Note 5      Business Acquisitions

            i)    Private Delivery

                  By an agreement dated May 5, 1999 and amended February 22, 2000 and June 21, 2000, (the "Agreements"), the company has the right to a 70% interest in Private Delivery to be held via an incorporated joint venture, in consideration for $1,500,000. Cybernet Express Corporation ("Cybernet") will have the right to the remaining 30% interest.

                  Cybernet has the rights, title and interest in and to all of the technology, assets and intellectual property forming Private Delivery and will contribute these right to the incorporated joint venture. Private Delivery is digital e-mail, file delivery and storage services.

                  It is intended that Private Delivery, Inc. ("Private") will be used as the incorporated joint venture and will utilize the $1,500,000 for the development and marketing of Private .

Datapower USA, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
June 30, 2000, October 31, 1999 and 1998 - Page 4
(Stated in US Dollars)


Note 5      Business Acquisitions - (cont'd)

            i)    Private Delivery - (cont'd)

                  At June 30, 2000, the company had advanced a total of $135,000 to Cybernet and has agreed to the following future payment schedule:

                     On or before July 15, 2000                 $    25,000
                     On or before July 30, 2000                      25,000
                     On or before August 15, 2000                    25,000
                     On or before August 30, 2000                    25,000
                     On or before September 15, 2000                 25,000
                     On or before September 30, 2000                 25,000
                     On or before October 15, 2000                1,215,000
                                                                -----------
                                                                $ 1,365,000
                                                                ===========

                  The company has not paid for the July 15 and 30, 2000 payments. Cybernet has indicated its intention to extend the payment terms.

                  All marketing and distribution rights to Private Delivery for the European Common Market acquired by Private pursuant to the June 21, 2000 agreement will be acquired by the company from Private. Private will receive a royalty of 20% of gross sales as consideration for this acquisition.

                  If the total of $1,500,000 is not funded by October 15, 2000, then all marketing and distribution rights to Private, except for the right to the European Common Market, will be transferred and assigned to Cybernet.

                  Private shall enter into an employment agreement with an individual for a 3 year term commencing September 30, 2000 at $10,000 per month including stock options.

                  If at least $310,000 but less than $1,500,000 has been funded by October 15, 2000, then the company will retain only a pro rata interest in Private, not to exceed 30%. In addition, Cybernet shall have until September 30, 2001 to purchase all of the company's interest in Private for an amount equal to the company's investment.

                  If the company completes the payment of $1,500,000, the company will have the option to issue shares to Cybernet such that the company or a public company acquired for the purpose of raising the $1,500,000 will own 100% of Private.

                  Cybernet shall have the right for two years from the date of funding the $1,500,000 to maintain its pro-rata interest in Private Delivery by participating in future financings of Private, on a pro-rata basis.

Datapower USA, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
June 30, 2000, October 31, 1999 and 1998 - Page 5
(Stated in US Dollars)


Note 5      Business Acquisitions - (cont'd)

            i)    Private Delivery - (cont'd)

                  By agreement dated January 12, 2000 and amended June 21, 2000, the company offered a British Columbia, Canada, public company ("BC") an assignment of the company's interest in the Agreements for the following consideration:

                  a) upon the exercise of the option and closing (upon the later of 30 days after the exercise of the options or 14 days after the acquisition is approved by the regulatory authorities and in any event no later than July 15,
                        2000), BC shall pay up to $1,500,000 and 70% of the value of Private Delivery less $1,500,000 (which may be paid in cash or shares of BC). If the value of Private Delivery is less than $1,500,000, then BC will not be required to provide any consideration in excess of $1,500,000 and the company may terminate the agreement.

                        BC has the right to reduce its interest to any percentage. In the event of a reduction, the $1,500,000 payment will be reduced proportionately, provided that if it is reduced below 50%, the purchase price may be subject to an additional reduction as determined by a certified business valuator.

                  b) an assignment of the European rights to Private Delivery for cost as set forth in the Agreements together with outstanding advances from BC totalling $125,000 at June 30, 2000; or

                  c) the repayment of the outstanding advances in cash and/or shares of the company as mutually agreed to and receive a carried interest in the company's interest in Private Delivery, not exceeding 10%; or

                  d) if the Agreements do not close, then BC shall be repaid all option fees previously paid, in cash and/or shares of the company as mutually agreed to.

                  This offer is open for acceptance until August 14, 2000. BC is related to the company by virtue of common directors.

            ii)   Interactive Innovations, Inc.

                  By a letter of intent dated June 23, 2000, the company proposed to enter into an Option Agreement to purchase 51% of Interactive Innovations, Inc. ("Interactive") for consideration of $2,500,000 invested in Interactive on or before March 31, 2001. The investment will be allocated toward the commercialization of a proprietary and serving systems licensed to Interactive.

Datapower USA, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
June 30, 2000, October 31, 1999 and 1998 - Page 6
(Stated in US Dollars)


Note 5      Business Acquisitions - (cont'd)

            iii)  Interactive Innovations, Inc. - (cont'd)

                  The consideration for the option is as follows:

                  a) A non-refundable payment of $150,000 for the Option ($50,000 paid).

                  b) A five year employment agreement with a former director of Interactive beginning on March 31, 2000 or upon completion of the purchase of the 51% equity interest whichever comes first, which includes voting rights of 5% of Interactive for that period.

                  c) A Board of Directors consisting of 3 members selected by the former director of Interactive and 2 directors from the company.

                  d) A 180 day claw back agreement which Interactive can purchase back a specific amount of shares at 2 times the purchase price leaving the company with no less than 10% of the issued shares.

                  e) A further option for the company to acquire the remaining shares held by a former director of Interactive at a price determined by a business evaluator at March 31, 2006 or such other date mutually agreed to by the parties.

                  By an agreement dated March 22, 2000, the company entered into a joint venture agreement with a British Columbia, Canada public company ("Public") for the purpose of identifying and acquiring positions in early stage technology companies. Public will contribute equity financing and certain management and shareholders' expertise to the joint venture. As at June 30, 2000 Public advanced $25,000, as a payment in respect to the $150,000 non-refundable payment for the Option. In addition, Public advanced $25,000 for specific joint venture costs. As these costs have not been incurred at June 30, 2000, this advance has been shown as a deferred credit. At June 30, 2000, Public is a related company by virtue of a common director.

                                                            June 30,          October 31,
                  Advance of Business Acquisitions            2000         1999         1998
                                                              ----         ----         ----
                  Cybernet                                  $135,000     $     --     $     --
                  Interactive                                 50,000           --           --
                  Public                                     (25,000)          --           --
                                                            --------     --------     --------
                                                            $160,000     $     --     $     --
                                                            ========     ========     ========

Datapower USA, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
June 30, 2000, October 31, 1999 and 1998 - Page 7
(Stated in US Dollars)


Note 6      License Agreement

            On August 31, 1998, the company entered into a direct license agreement with WWV to acquire the exclusive license to develop and sell WWV video telephony technology and products in Canada, with the option to secure similar rights in South Africa, Australia and New Zealand. WWV is a related company by virtue of common directors..

            As consideration of this agreement the company advanced a $50,000 convertible debenture to WWV during the period ended October 31, 1998. The debenture was converted into 250,000 common shares of WWV during the year ended October 31, 1999 (Note 5).

            WWV also granted the company the option to acquire the non-exclusive rights to market to U.S. Government military bases for 250,000 common shares of the company. The company exercised its option, and have not issued the 250,000 common shares as at June 30, 2000.

            All other terms of this license agreement were replaced by a letter of agreement dated May 22, 2000. This letter of agreement with WWV requires that the company assign all of its rights under the direct license agreement to VideoPower, Inc. a wholly-owned subsidiary of the company ("Video"). The following are the conditions of the letter of agreement:

            i) WWV to receive 10% equity interest in Video and such 10% shall be upon closing of the agreement, and shall be based on Video's pre-initial public offering or major financing.

            ii) WWV will grant Video a 2% equity interest in WWV's capital stock and the assignment to Video of any purchase orders held by WWV.

            iii) Video will deliver a letter of intent for a sub license with a manufacturer and distributor which includes the order and assembly of approximately 1,000,000 of WWV's "Building Packages". This is conditional upon the delivery of superior performance and cost effective technology by WWV.

            iv) WWV shall be granted the right to acquire additional shares of Video for a period of 18 months from the date of the definitive agreement or 90 days prior to the Video's IPO, whichever shall be the earlier, to bring WWV's interest in Video to 33.3% at the time WWV exercises such rights. The price per share shall be at a 25% discount to the IPO per share price or the last trading price. The issuance of the right is subject to compliance with securities regulatory policies.

            v) WWV shall receive 10% of all sub license fees received by Video.

            The term of this license is 5 years and will be automatically renewed annually as long as Video maintains reasonable performance levels.

Datapower USA, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
June 30, 2000, October 31, 1999 and 1998 - Page 8
(Stated in US Dollars)


Note 7      Related Party Transactions - Notes 4, 5 and 6

            The company has incurred the following fees charged by directors and companies controlled by directors of the company:

                                                                                   March 16, 1998
                                 (8 months)     (12 months)    (7 1/2 months)    (Date of Inception)
                                  June 30,      October 31,      October 31,         to June 30,
                                   2000            1999             1998                2000
                                   ----            ----             ----                ----
            Accounting fees      $     --        $  1,000        $  3,725             $  4,725
            Management fees        38,858          20,689          12,069               71,616
            Rent                    4,000           6,000           3,500               13,500
            Telephone               2,000           3,000           1,750                6,750
            Travel                  2,000           3,000           1,750                6,750
                                 --------        --------        --------             --------
                                 $ 46,858        $ 33,689        $ 22,794             $103,341
                                 ========        ========        ========             ========

            Included in accounts receivable as at June 30, 2000 is $135 (October 31, 1999 and 1998: $135) due from NETI, a company controlled by common directors.

            Share subscriptions receivable at October 31, 1998 in the amount of $35,000 is due from directors of the company for the issuance of 3,500,000 common shares. This amount was paid by these directors during the year ended October 31, 1999.

            Prepaid expenses at October 31, 1998 of $11,213 represent management fees paid in advance to directors of the company.

            Included in accounts payable and accrued liabilities at June 30, 2000 is $64,258 (October 31, 1999 and 1998: $64,258) due to NETI's
            shareholders and a creditor as a result of the rescission agreement (Note 4).

Note 8      Loans Payable

            By various agreements dated during the period October 26, 1999 to June 10, 2000, the company was loaned $131,999. These loans bear interest at 12% per annum (included in accounts payable and accrued liabilities) are unsecured and are due on the earlier of one year from the agreement dates or 90 days after the company obtains a listing approval and is quoted for trading on the North American Stock Dealers' Over the Counter Bulletin Board market and are unsecured.

Datapower USA, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
June 30, 2000, October 31, 1999 and 1998 - Page 9
(Stated in US Dollars)


Note 9      Capital Stock - Notes 7 and 11

            Authorized:

            100,000,000 common stock, $0.0001 par value
            10,000,000 preferred stock, $0.01 par value

            Issued:

            During the period March 16, 1998 to October 31, 1998, the company's founders purchased 4,000,000 shares of common stock for proceeds of $47,000.

            Pursuant to a consulting agreement dated March 20, 1998, the company issued 500,000 shares of common stock in exchange for consulting services rendered.

            On March 30, 1998 the company issued 3,500,000 shares of common stock at $0.01 per share for proceeds of $35,000.

            As part of the asset purchase agreement dated June 23, 1998 (Note
            4), the company issued 1,350,000 shares of common stock.

            On July 15, 1998 the company issued 2,000,000 shares of common stock at $0.05 per share for proceeds of $100,000.

            Commitments:

            Business acquisition (Note 5) and License agreement (Note 6).

Note 10     Non-cash Transactions

            Investing and financing activities that do not have a direct impact on current cash flows are excluded from the cash flow statement. During the periods ended October 31, 1999 and 1998, the following transactions were excluded from the statements of cash flows:

            a) On October 31, 1998 the company issued 500,000 shares of common stock at a par value of $0.0001 per share for proceeds of $50 as part of the consulting agreement.

            b) On October 31, 1998, as part of the asset purchase agreement, the company issued 1,350,000 shares of common stock for $135.

Note 11     Subsequent Events

            By a letter of mutual intent dated July 7, 2000, VideoPower, Inc., a wholly-owned subsidiary (the "Sub") of the company proposes to enter into a licensing agreement with a People's Republic of China company ("PRC") which will entitle PRC to be the international manufacturer of all the Sub's standard products and PRC will acquire the rights to market and distribute World Wide Video's products in China and Hong Kong (Note 6).

Datapower USA, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
June 30, 2000, October 31, 1999 and 1998 - Page 10
(Stated in US Dollars)


Note 11     Subsequent Events - (cont'd)

            The considerations for these rights are as follows:

            1) Payment of $100,000 to the Sub by issuance of 250,000 Video shares to PRC at $0.40 per share.

            2) PRC to acquire marketing and distributing rights by issuing a purchase order to the Sub for a minimum order of 500,000 units of chip sets and supported by a letter of credit.

            3) Issuance of additional 500,000 shares of the Sub to PRC to be released pro-rata based on a total of 500,000 units of chip sets.

            The terms of the marketing and distributing rights shall be 3 years and upon fulfilment of the minimum order of 500,000 units, automatically extended for an additional 2 years and extended year to year upon maintaining sales volumes to be determined.

Note 12     Deferred Tax Assets

            The Financial Accounting Standards Board issued Statement Number 109 in Accounting for Income Taxes ("FAS 109") which is effective for fiscal years beginning after December 15, 1992. FAS 109 require the use of the asset and liability method of accounting of income taxes. Under the assets and liability method of FAS 109, deferred tax assts and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

            The following table summarizes the significant components of the company's deferred tax assets:

                                                                  Total
                                                                  -----
            Deferred Tax Assets
              Non-capital loss carryforward                     $ 328,550
                                                                =========
            Gross deferred tax assets                           $ 164,275
            Valuation allowance for deferred tax asset           (164,275)
                                                                ---------
                                                                $      --
                                                                =========

            The amount taken into income as deferred tax assets must reflect that portion of the income tax loss carryforwards that is likely to be realized from future operations. The company has chosen to provide an allowance of 100% against all available income tax loss carryforwards, regardless of their time of expiry.

Datapower USA, Inc.
(A Development Stage Company)
Notes to the Consolidated Financial Statements
June 30, 2000, October 31, 1999 and 1998 - Page 11
(Stated in US Dollars)


Note 13     Income Taxes

            No provision for income taxes has been provided in these financial statements due to the net loss. At October 31, 1999, the company has net operating loss carryforwards, which expire commencing in 2009, totalling approximately $207,518, the benefit of which has not been recorded in the financial statements.

Note 14     New Accounting Standards

            In April 1998, the Accounting Standards Executive Committee issued SOP 98-5, "Reporting on the costs of start-up activities". This statement is effective for fiscal years beginning after December 15, 1998. Adopting this standard does not have a significant impact on the company's financial position, results of operations or cash flows.

            In June 1998, the Financial Accounting Standards board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which standardized the accounting for derivative instruments. SFAS is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. Adopting this standard will not have a significant impact on the company's financial position, results of operations or cash flows.

            In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements". Adopting this Bulletin does not have a significant impact on the company's financial position, results of operations or cash flows.